AGREEMENT OF MERGER

dated as of March 20, 2012

by and among

ON ASSIGNMENT, INC.

OA ACQUISITION CORP.,

APEX SYSTEMS, INC.

And

JEFFREY E. VEATCH, AS SHAREHOLDER REPRESENTATIVE

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Exhibits:
Exhibit 1.1(a):	Form of Articles of Merger
Exhibit 1.1(b)	Form of Non-Compete Agreement
Exhibit 1.1(c):	Form of Plan of Merger
Exhibit 2.2(b):	Form of Amended and Restated Articles of Incorporation
Exhibit 2.2(c):	Form of Bylaws
Exhibit 2.6(b):	Example NWC Statement
Exhibit 2.7(a)(x):	Form of Investor Rights Agreement
Exhibit 2.8(a):	Form of Escrow Agreement
Exhibit 5.12(d)	“Shared Services” Business Employees
Exhibit 6.2(f):	Restricted Stock Unit Grants
Exhibit 9.1(a):	Form of Shareholder Representative Agreement

AGREEMENT OF MERGER

This AGREEMENT OF MERGER (this “Agreement”), dated as of March 20, 2012, is made by and among On Assignment, Inc., a Delaware corporation (the “Purchaser”), OA Acquisition Corp., a Virginia corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), Apex Systems, Inc., a Virginia corporation (the “Company”), and Jeffrey E. Veatch as representative of the Company’s shareholders (the “Shareholder Representative”).

Recitals:

A.           The Company is an IT staffing and services firm specializing in providing IT professionals for contract, contract-to-hire and direct placements (the “Business”).

B.           The Purchaser, Merger Sub and the Company wish to provide for the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and the related Plan of Merger (as defined below) and in accordance with the Virginia Stock Corporation Act (the “VSCA”), whereby all of the Company Shares that are issued and outstanding immediately prior to the Effective Time will, by operation of law, be converted into the right to receive the Merger Consideration.

C.           The respective boards of directors of the Purchaser, Merger Sub and the Company have each approved the Merger and the related Plan of Merger and the acquisition by the Purchaser of the Company thereby upon the terms and subject to the conditions set forth herein and declared them to be advisable and in the best interests of their respective stockholders.

D.           As of the date of this Agreement, shareholders of the Company (the “Company Shareholders”; from and after the Closing the “Company Shareholders” shall include all Persons who are shareholders of the Company as of the Effective Time) collectively owning, at the time of execution, all of the issued and outstanding Company Shares have executed and delivered a voting agreement (the “Voting Agreement”) with the Purchaser pursuant to which, among other things, the Company Shareholders have agreed, subject to the terms thereof, to execute and deliver the Company Shareholder Consent (as defined below) pursuant to which the Company Shareholders will, among other things, authorize and approve this Agreement and the related Plan of Merger, the Merger and the other transactions contemplated hereby.

E.           The parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions.

Agreement:

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                  ARTICLE I

DEFINITIONS

Section 1.1 Definitions

Except as otherwise provided herein, all capitalized terms used herein shall have the meanings assigned to them below.

“2000 Plan” means the Apex Systems, Inc. 2000 Incentive Stock Option Plan, as amended.

“2008 Plan” means the Apex Systems, Inc. 2008 Option Plan, as amended.

“2010 LTIP” has the meaning set forth in Section 5.12(e).

“Accredited Investor” has the meaning set forth in Section 2.3(f).

“Advisors” means the investment bankers, legal counsel, accountants and any other professional advisors to the Company or any Company Shareholder (to the extent the Company is responsible for payment of the fees, costs and expenses of such Company Shareholder advisors).

“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, with “control” of a Person meaning the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, through contract rights or otherwise, and “controlling” and “controlled” having correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 5.15(a)(ii).

“Alternative Transaction” has the meaning set forth in Section 5.9.

“Antitrust Division” has the meaning set forth in Section 5.7(b).

“Articles of Merger” means the articles of merger, in the form attached hereto as Exhibit 1.1(a).

“Assets” has the meaning set forth in Section 3.11(b).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day of the year other than: (a) any Saturday or Sunday; or (b) any other day on which the banks located in the State of California, the State of New York or the Commonwealth of Virginia are required to be closed for business.

“Business Employee” has the meaning set forth in Section 5.12(a).

“Cash” means cash and cash equivalents of the Company determined in accordance with GAAP consistent with the manner of preparation of the Company Financial Statements.

“Cash and Stock Election” has the meaning set forth in Section 2.9(c).

“Cash Merger Consideration” has the meaning set forth in Section 2.6(a)(ii).

“Cash Payment in Lieu of Fractional Shares” has the meaning set forth in Section 2.9(h).

“Claim” means any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Entity or Judicial Authority, or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Balance Sheet” has the meaning set forth in Section 2.11(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Closing NWC Adjustment” has the meaning set forth in Section 2.6(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and each other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant of the Company which is maintained, sponsored or contributed to by the Company, or under which the Company has or may have any obligation or liability, whether fixed or contingent, direct or indirect, including without limitation, all incentive, retention, deferred compensation, equity or equity-linked compensation, severance, change in control,  employment, consulting, services, retirement, pension, supplemental retirement, excess benefit, vacation, holiday, sick leave, cafeteria, health, welfare, fringe benefits, medical (including retiree medical), dental, vision, prescription, flex spending, disability plans or similar  policies, programs, practices, understandings, agreements or arrangements.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser concurrently with the execution of this Agreement and forming a part hereof.

“Company Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Indebtedness” means all obligations or other liabilities of the Company: (a) for borrowed money (whether or not evidenced by bonds, debentures, notes or other similar instruments or debt securities and including all principal, interest, premiums, penalties and breakage fees whether accrued or otherwise); (b) in respect of letters of credit, bankers’ acceptances or other similar instruments or reimbursement obligations with respect thereto; (c) to pay the deferred purchase price of any asset, property or right; (d) under any capital leases; (e) arising from cash/book overdrafts; (f) under an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract or other similar instrument or agreement, or foreign currency hedge, exchange, purchase or similar instrument or agreement (including any termination or breakage fees); (g) of the types described in clauses (a) through (f) above that are guaranteed, directly or indirectly, by the Company; and (h) under any mortgage, deed of trust, indenture, security agreement or other agreement securing any of the foregoing obligations.

“Company Information” has the meaning set forth in Section 5.16(a).

“Company Material Adverse Effect” means any change, effect, event or occurrence or state of facts that either, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the financial condition, business, properties, assets, liabilities or results of operations of the Company, excluding any change, effect, event or occurrence resulting from: (i) general changes in economic, financial or capital market, regulatory or political conditions that do not have a disproportionate adverse effect on the Company; (ii) changes in conditions generally applicable to the industries in which the Company operates that do not have a disproportionate adverse effect on the Company, relative to other participants in such industries; (iii) any natural disaster, act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof, that does not have a disproportionate adverse effect on the Company; (iv) changes in the Law or accounting regulations or principles or interpretations thereof; or (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the exception in this clause (v) shall not prevent or otherwise affect a determination that the underlying cause of such failure constitutes a Company Material Adverse Effect); or (b) prevents the consummation by the Company of the Merger.

“Company Options” means options to purchase Company Shares.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Permits” has the meaning set forth in Section 3.15(b).

“Company Representatives” has the meaning set forth in Section 5.9.

“Company Shareholder Consent” means a written consent of the Company Shareholders, in the form attached to the Voting Agreement, pursuant to which the Company Shareholders will, among other things, authorize and approve this Agreement, the Merger and the other transactions contemplated hereby.

“Company Shareholders” has the meaning set forth in the Recitals.

“Company Shareholder Indemnified Party” has the meaning set forth in Section 8.2(b).

“Company Shareholder Indemnity Threshold Amount” has the meaning set forth in Section 8.3(a).

“Company Shares” means shares of the Company’s Common Stock, no par value per share.

“Company Transaction Expenses” means (a) the investment banking, legal, accounting and other professional fees, costs and expenses of the Advisors incurred on or before the Closing Date and payable by the Company, (b) any amounts payable by the Company to any third party in connection with obtaining any Consent required to be obtained by the Company in connection with the consummation of the Transactions and (c) all amounts (plus any associated withholding Taxes or any Taxes required to be paid by the Company with respect thereto) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements solely as a result of the consummation of the Transactions (and not as a result of any “double trigger” provision where the Merger is the first such trigger).

“Confidential Information” means information in any form, whether it is tangible or intangible, which includes any information, data, reports, records, technology, technical data, trade secrets, know-how or ideas, including that which relates to business operations, products, services, customers, plans, markets, research, inventions, processes, designs, drawings, engineering, marketing or finances, which information is intended by the applicable party or its Affiliate to be treated as confidential as determined by its nature and content; provided, however, that any information that is or becomes generally available to the public through no breach by the recipient of the information of any contractual or legal confidentiality obligation shall not be deemed to be Confidential Information.

“Confidentiality Agreement” has the meaning set forth in Section 5.6.

“Conflict” has the meaning set forth in Section 3.3(a).

“Consent” means, with respect to any Person, any approval, authorization, exemption, waiver, permission or consent of any kind of such Person.

“Contract” means any written or oral contract, subcontract, agreement, note, bond, mortgage, warranty, indenture, deed of trust, trust document, lease, sublease, license, sublicense, purchase or sale order, insurance policy or other commitment, obligation undertaking or instrument of any nature that is binding or enforceable upon the parties thereto.

“Disclosed Conditions” has the meaning set forth in Section 4.15(b).

“Downward Post-Closing NWC Adjustment” has the meaning set forth in Section 2.11(c).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Election” shall have the meaning set forth in Section 2.9(c).

“Election Deadline” has the meaning set forth in Section 2.9(f).

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” means any applicable federal, state or local statute, regulation, ordinance or other legal requirement currently in effect relating to the protection of the environment, natural resources or human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) as each has been amended and the regulations promulgated pursuant thereto.

“Equitable Exceptions” means any limitations with respect to the enforceability of  any obligations resulting from: (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other requirements of Laws, Orders or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally; and (b) as to the remedy of specific performance and injunctive and other forms of equitable relief, the imposition of equitable defenses and the discretion of the Judicial Authority before which any Proceeding therefor may be brought, whether at law or in equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity other than the Company which, together with the Company, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Account” has the meaning set forth in Section 2.8(a).

“Escrow Agent” has the meaning set forth in Section 2.8(a).

“Escrow Agreement” has the meaning set forth in Section 2.8(a).

“Escrow Period Expiration Date” has the meaning set forth in Section 2.8(c).

“Escrowed Cash” has the meaning set forth in Section 2.8(a).

“Escrowed Shares” has the meaning set forth in Section 2.8(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6(b).

“Estimated Closing Cash” has the meaning set forth in Section 2.6(b).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.6(b).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.6(b).

“Estimated Merger Consideration” has the meaning set forth in Section 2.6(b).

“Estimated NWC” has the meaning set forth in Section 2.6(b).

“Example NWC Statement” has the meaning set forth in Section 2.6(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Fee Letter” has the meaning set forth in Section 4.15(a).

“Final Allocation Schedule” has the meaning set forth in Section 5.15(a)(ii).

“Final Closing Cash” has the meaning set forth in Section 2.11(a).

“Final Closing Indebtedness” has the meaning set forth in Section 2.11(a).

“Final Company Transaction Expenses” has the meaning set forth in Section 2.11(a).

“Final NWC” has the meaning set forth in Section 2.11(a).

“Final Order” means any Order that has become final and nonappealable.

“Final Post-Closing NWC Statement” has the meaning set forth in Section 2.11(a).

“Financing Commitment Letter” has the meaning set forth in Section 4.15(a).

“Financing Parties” has the meaning set forth in Section 5.16(a).

“Foreign Benefit Plan” has the meaning set forth in Section 4.11(d).

“Form of Election” has the meaning set forth in Section 2.9(f).

“FTC” has the meaning set forth in Section 5.7(b).

“Fully Diluted Shares” means (a) the issued and outstanding Company Shares, plus (b) the number of Company Shares issuable upon exercise of all issued and outstanding vested or unvested Company Options plus (c) the number of outstanding vested or unvested Performance Units.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

“Governmental Entity” means any government (including any United States or foreign federal, state, provincial, municipal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative department, court, arbitrator, commission, body, agency, authority or instrumentality of any of the foregoing.

“Hazardous Material” means any “hazardous substance” (as defined in 42 U.S.C. § 9601(14)), any “hazardous waste” (as defined by 42 U.S.C. §6903(5)), any “pollutant” or “contaminant” (each as defined by 42 U.S.C. §9601(33)), any toxic substance, oil or hazardous material or other chemical or substance (including any petroleum product or by-product, asbestos in any form, polychlorinated biphenyls, urea formaldehyde or perchlorate) regulated by, or forming the basis upon which liability may be imposed by a Person under, any applicable Environmental Laws, or any other material or substance that is listed or classified as hazardous pursuant to any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

“Income Taxes” means any United States or foreign federal, state, provincial, municipal or county Tax that, in whole or in part, is based on, measured by or calculated by reference to net income, profits or gains, including any state or local franchise Tax, and including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Indemnified Taxes” means, without duplication and except to the extent reflected in the Closing Balance Sheet and taken into account in the Final NWC, (i) all Taxes (or the non-payment thereof) of the Company for any Pre-Closing Taxable Period and (ii) any Taxes of any Person for any Pre-Closing Taxable Period imposed on the Company (a) pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, or (b) as a transferee or successor, by contract or otherwise, provided that, Indemnified Taxes shall not include any adverse consequences consisting of, or relating to, Taxes imposed solely on the Company, and not required to be taken into account by the Company Shareholders under the Code, resulting from (i) a Section 338(h)(10) Election (except any such Taxes imposed on the Company as a result of a breach of a representation or warranty set forth in Section 3.8(l), (m) or (n)) or (ii) any transactions occurring on the Closing Date after the Closing (other than as explicitly contemplated by this Agreement).

“Indemnity Claim Notice” has the meaning set forth in Section 8.4(a).

“Indemnity Claim Response” has the meaning set forth in Section 8.4(b).

“Independent Accountants” has the meaning set forth in Section 2.11(a).

“Individual Shareholder Claim” has the meaning set forth in Section 9.1(e).

“Intellectual Property” means all rights arising from or in respect of the following: (i) inventions (whether patentable or unpatentable), improvements, patents and applications therefor, including continuations, divisionals, continuations-in-part, reexaminations, renewals, extensions, provisionals and reissues thereof (collectively, “Patents”), (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, designs, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship (whether copyrightable or not) and mask work rights (collectively, “Copyrights”), (iv) Software, (v) trade secrets, know-how, computer hardware and information technology systems, (vi) all moral and economic rights of authors and inventors, however denominated and (vii) any similar or equivalent rights to any of the foregoing.

“Investor Rights Agreement” has the meaning set forth in Section 2.7(a)(x).

“IRS” means the Internal Revenue Service of the United States.

“Judicial Authority” means any court, arbitrator, special master, receiver, tribunal or similar body of any kind (including any Governmental Entity exercising judicial powers or functions of any kind).

“Knowledge of the Company” and correlative phrases such as “the Company’s Knowledge” means all facts known by any of Edwin Sheridan, Brian Callaghan or Jeffrey Veatch, Rand Blazer, Ted Hanson, Paige Turnes and Buddy Omohundro on the date hereof or on the Closing Date (as applicable), in each case after reasonable inquiry.

“Knowledge of the Purchaser” and correlative phrases such as “the Purchaser’s Knowledge” means all facts known by any of Peter Dameris, James Brill or Tarini Ramaprakash on the date hereof or on the Closing Date (as applicable), in each case after reasonable inquiry.

“Law” means any treaty, code, statute, law (including common law), rule, regulation, convention, ordinance, Order, regulatory policy statement or similar guidance, binding directive or decree of any Governmental Entity or Judicial Authority.

“Leased Real Property” has the meaning set forth in Section 3.11(a).

“Lenders” has the meaning set forth in Section 4.15(a).

“Liability” means any liability, indebtedness, obligation, loss incurred, cost, expense, expenditure, charge, fee or any other sum or amount due or otherwise required to be paid (whether known or unknown, absolute, accrued, contingent, fixed, liquidated, unliquidated or otherwise, or whether due or to become due).

“License Agreements” has the meaning set forth in Section 3.12.

“Lien” means any mortgage, pledge, charge, deed of trust, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction, security interest or other lien or encumbrance.

“Loss” means any Liability, fine, penalty, shortage, damage, cost, expense, amount incurred or paid with respect to an Order, claim, demand, suit, action, cause of action, diminution in value, settlement, deficiency or loss of any kind including reasonable attorney fees.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Consideration Payment Conditions” has the meaning set forth in Section 2.10(b).

“Merger Sub” has the meaning set forth in the preamble.

“New Financing” has the meaning set forth in Section 4.15(a).

“Non-Compete Agreement” means a non-compete agreement in the form of Exhibit 1.1(b).

“Non-Recourse Financing Party” means any one or more of the following Persons: (i) any provider of the New Financing, including but not limited to any Lender and (ii) any shareholders, partners, members, Affiliates, directors, officers, employees or agents of any Person described in the preceding clause (i).

“Non-Representation Information” has the meaning set forth in Section 3.23.

“NWC” means Current Assets minus Current Liabilities with: (a) the “Current Assets” consisting of accounts receivable, prepaid expenses and other current assets of the Company but excluding Cash, in each case as determined in accordance with: (i) GAAP consistent with the manner of preparation of the Company Financial Statements and (ii) the Example NWC Statement; and (b) the “Current Liabilities” consisting of accounts payable, current accrued compensation and benefits, accrued expenses and other current liabilities, and accrued volume rebates of the Company but excluding the current portion of deferred compensation, in each case as determined in accordance with: (i) GAAP consistent with the manner of preparation of the Company Financial Statements and (ii) the Example NWC Statement.

“NWC Dispute Notice” has the meaning set forth in Section 2.11(a).

“Option Payments” has the meaning set forth in Section 2.3(c).

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award assessment, arbitration award or order (including any consent decree or cease and desist order) of any kind of any Governmental Entity or Judicial Authority.

“Organizational Documents” of a Person means: (a) the articles of incorporation,  certificate of incorporation, certificate of formation or similar document(s) filed with a Governmental Entity, which filing forms or organizes such Person; and (b) the bylaws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a Governmental Entity, which organize and/or govern the internal affairs of such Person, in the case of each of the foregoing clause (a) and (b), as in effect at the time in question.

“Outstanding Option Shares” means the number that equals (i)(A)(1)the number of outstanding Company Options multiplied by (2) the Per Share Merger Consideration less (B) the aggregate exercise price for all outstanding Company Options divided by (ii) the Per Share Merger Consideration.

“Overall Company Shareholder Indemnity Cap” has the meaning set forth in Section 8.3(a).

“Overall Purchaser Indemnity Cap” has the meaning set forth in Section 8.3(c).

“Paying Agent” has the meaning set forth in Section 2.10(a).

“Paying Agent Agreement” has the meaning set forth in Section 2.10(a).

“Pending Claims Amount” has the meaning set forth in Section 2.8(c).

“Performance Unit” has the meaning set forth in Section 2.3(d).

“Permit” means any consent, franchise, license, approval, authorization, certificate of public convenience and necessity, waiver, certification or permit issued or granted by any Governmental Entity.

“Permitted Lien” means: (a) mechanics’, materialmen’s and similar Liens not yet due and payable; (b) Liens for Taxes not yet due and payable; (c) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (d) in the case of tangible personal property or owned or leased real property, imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value of, or materially interfere with the present or presently contemplated use of, the property subject thereto or affected thereby.

“Per Share Merger Consideration” means: (a) the sum of (i) the Merger Consideration plus (ii) the aggregate exercise price of all issued and outstanding vested and unvested Company Options plus (iii) the aggregate value on the date of grant of all outstanding vested and unvested Performance Units (as determined pursuant to the SARs Plan); divided by (b) the Fully Diluted Shares as of the Effective Time.

“Person” means an individual, a partnership, a sole proprietorship, a company, a firm, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a union, a group acting in concert, a Governmental Entity or any other entity, body or association of any kind.

“Plan of Merger” means the plan of merger pursuant to which Merger Sub will merge with and into the Company in the form of Exhibit 1.1(c) attached hereto.

“Post-Closing Plans” has the meaning set forth in Section 5.12(b).

“Post-Closing NWC Adjustment” has the meaning set forth in Section 2.11(b).

“Post-Closing NWC Statement” has the meaning set forth in Section 2.11(a).

“Pre-Closing Period” has the meaning set forth in Section 5.2.

“Pre-Closing Taxable Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including, in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date.  Except as provided in the following sentence, for the purpose of apportioning any Taxes based on or measured by income, rent, purchases, payroll or other employee compensation, sales, use or consumption (including, but not limited to, excise and severance taxes), or receipts of the Company, relating to a Straddle Period, such apportionment to a Pre-Closing Taxable Period shall be made assuming that the relevant entity had a taxable year that ended at the close of business on the Closing Date.  In the case of property Taxes and similar Taxes which apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period that is a Pre-Closing Taxable Period shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Closing Date, and the denominator of which shall be the total number of days in the period.

“Preliminary NWC Statement” has the meaning set forth in Section 2.6(b).

“Proceeding” means any action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind (public or private) involving any arbitration panel, Governmental Entity, any Judicial Authority or any other Person.

“Pro Rata Cash Share” means, with respect to each Company Shareholder, holder of Company Options and holder of Performance Units, the percentage determined by dividing: (a) the amount of the Cash Merger Consideration to be received by such Person; by (b) the aggregate amount of the Cash Merger Consideration.

“Pro Rata Share” means, with respect to each Company Shareholder, the percentage determined by dividing: (a) the number of Company Shares held by such Company Shareholder as of the Effective Time; by (b) the aggregate number of outstanding Company Shares as of the Effective Time.

“Proxy Statement” means the proxy statement relating to the Purchaser Stockholder Meeting, as amended from to time.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Benefit Plans” means any plan, Contract or arrangement (regardless of whether funded or unfunded) which is sponsored by the Purchaser or any of its Subsidiaries, or to which Purchaser or any of its Subsidiaries make contributions, which provides compensation or benefits to any employee of the Purchaser or any of its Subsidiaries(in his or her capacity as an employee) or to which the Purchaser or any of its Subsidiaries have any obligation with respect to any current or former employee (in such capacity).

“Purchaser Certifications” has the meaning set forth in Section 4.3(a).

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by the Purchaser to the Company concurrently with the execution of this Agreement and forming a part hereof.

“Purchaser Financial Statements” has the meaning set forth in Section 4.3(c).

“Purchaser Indemnified Party” has the meaning set forth in Section 8.2(a).

“Purchaser Indemnity Threshold Amount” has the meaning set forth in Section 8.3(c).

“Purchaser Material Adverse Effect” means any change, effect, event or occurrence or state of facts that either, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the financial condition, business, properties, assets, liabilities or results of operations of the Purchaser and its Subsidiaries, taken as a whole, excluding any change, effect, event or occurrence resulting from: (i) general changes in economic, financial or capital market, regulatory or political conditions that do not have a disproportionate adverse effect on the Purchaser and its Subsidiaries, taken as a whole; (ii) changes in conditions generally applicable to the industries in which the Purchaser and its Subsidiaries operate that do not have a disproportionate adverse effect on the Purchaser and its Subsidiaries, taken as a whole, relative to other participants in such industries; (iii) any natural disaster, act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof, that does not have a disproportionate adverse effect on the Purchaser and its Subsidiaries, taken as a whole; (iv) changes in the Law or accounting regulations or principles or interpretations thereof; or (v) any failure, in and of itself, by the Purchaser and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the exception in this clause (v) shall not prevent or otherwise affect a determination that the underlying cause of such failure constitutes a Purchaser Material Adverse Effect); or (b) prevents the consummation by the Purchaser and Merger Sub of the Merger.

“Purchaser Material Contracts” has the meaning set forth in Section 4.12.

“Purchaser Preferred Stock” has the meaning set forth in Section 4.4.

“Purchaser SEC Reports” has the meaning set forth in Section 4.3(a).

“Purchaser Stock” means the common stock, par value $0.01 per share, of the Purchaser.

“Purchaser Stock Value” has the meaning set forth in Section 2.9(e).

“Purchaser Stockholder Approval” means the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of Purchaser Stock approving the issuance of Purchaser Stock pursuant to this Agreement.

“Purchaser Stockholder Meeting” means the duly called meeting of the stockholders of the Purchaser for the purposes of obtaining the Purchaser Stockholder Approval.

“Registered IP” means all Patents, all Copyright registrations and applications therefor, all registrations and registration applications for Marks and all Intellectual Property underlying such Patents, registrations and applications.

“Regulation S-X” means Regulation S-X under the Securities Act and the Exchange Act, as amended.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching (including the abandoning or discarding of barrels, containers or other receptacles) into the environment.

“Remedial Action” means all actions required by Environmental Laws to remediate, clean up, remove, restore, treat or address any Hazardous Material in the environment, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Required Consents” means the consents of the counterparties to such Contracts to which the Company is a party as are indicated with an asterisk in Section 3.3(a) of the Company Disclosure Schedule.

“Restricted Nations” means the Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iraq, Iran, Lebanon, Liberia, Libya, North Korea, Somalia, Sudan, Syria or Zimbabwe.

“Restricted Stock Unit Grants” means the restricted stock unit grants to be made by the Purchaser to certain Business Employees as set forth on Exhibit 6.2(f).

“Reverse Termination Fee” has the meaning set forth in Section 7.2(b).

“Rights Agreement” means that certain Rights Agreement, dated as of June 4, 2003, between the Purchaser and U.S. Stock Transfer Corporation, as Rights Agent.

“SARs Payments” has the meaning set forth in Section 2.3(d).

“SARs Plan” has the meaning set forth in Section 2.3(d).

“SCC” means the State Corporation Commission of the Commonwealth of Virginia.

“SEC” means the United States Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 5.15(a)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Debt Facilities” means: (a) the Credit Agreement, dated as of September 19, 2011, by and among the Company and the lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, and Bank of America, N.A., as Existing L/C Issuer and Swing Line Lender; and (b) any other, notes, agreements and documents entered into in connection with such agreement.

“Senior Debt Payoff Amount” means the amount necessary to pay off in full all amounts due as of the Closing under the Senior Debt Facilities.

“Senior Executives” means Ted Hanson and Rand Blazer, so long as they remain employees of the Company or the Purchaser.

“Shareholder Representative” has the meaning set forth in the preamble.

“Shareholder Representative Agreement” has the meaning set forth in Section 9.1(a).

“Software” means any and all: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“Specially Designated National” means a Person who is on the United States Office of Foreign Assets Controls’ list of Specially Designated Nationals, the U.S. Department of Commerce’s Bureau of Industry and Security’s list of denied persons or the Department of State’s Directorate of Defense Trade Controls’ lists of debarred parties, as each may be amended from time to time.

“Stock Certificates” has the meaning set forth in Section 2.3(a).

“Stock Certificate Surrender Instructions” has the meaning set forth in Section 2.10(b).

“Stock Election” has the meaning set forth in Section 2.9(b).

“Stock Event” has the meaning set forth in Section 2.9(e).

“Stock Merger Consideration” has the meaning set forth in Section 2.6(a)(i).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means any Person with respect to which another Person, directly or indirectly, owns equity securities collectively having the voting power to be able to elect a majority of the members of the board of directors or similar body or otherwise control the management and operations of such Person.

“Survival Date” has the meaning set forth in Section 8.1.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target NWC” means 13.0% of the trailing 12-month net sales of the Company (determined in accordance with the Company Financial Statements) measured as of the month end immediately prior to the Closing.

“Tax” or “Taxes” means any United States or foreign federal, state, provincial, municipal or county income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, service, recording, import, export, estimated or other tax, fee or assessment of any kind whatsoever, including without limitation, the Federal Universal Service Fund, whether computed on a separate, consolidated, unitary, combined or any other basis, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any Person.

“Tax Authority” means, with respect to any Tax, a Governmental Entity that imposes such Tax, and any Governmental Entity or Judicial Authority charged with the collection of, or is otherwise empowered to collect, such Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any information return or report with respect to backup withholding and payments to third parties, and including any schedule or attachment thereto and any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Voting Agreement, the Investor Rights Agreement and any other document or instrument to be entered into by the parties in connection with the Transactions.

“Transaction Tax Deductions” means any item of loss or deduction resulting from or attributable to, without duplication, (i) Company Transaction Expenses, (ii) transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers of the Company, (iii) the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for Income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by the Company with respect to the payment of any indebtedness, (iv) the amount of investment banking, legal, and accounting fees and expenses paid or payable by the Company, (v) accelerated vesting of restricted common stock of the Company held by employees of the Company, and (vi) the amount of any deductions for Income Tax purposes as a result of the exercise or payment for cancellation of employee or other compensatory options, in each case arising in connection with the transactions contemplated by this Agreement and properly taken into account in a Pre-Closing Taxable Period, as determined by the Company Shareholders in good faith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transmittal Letter” has the meaning set forth in Section 2.10(b).

“Upward Post-Closing NWC Adjustment” has the meaning set forth in Section 2.11(c).

“Virtual Data Room” means the virtual data room established by the Company with Intralinks in connection with the Transactions.

“Voting Agreement” has the meaning set forth in the Recitals.

“VSCA” has the meaning set forth in the Recitals.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

ARTICLE II

THE MERGER

Section 2.1 The Merger.

Upon and subject to the terms and conditions of this Agreement, the other Transaction Documents and Section 13.1-716 of the VSCA, Merger Sub will be merged with and into the Company at and as of the Effective Time (the “Merger”).  The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly-owned indirect Subsidiary of the Purchaser.  The separate existence of Merger Sub shall terminate at and as of the Effective Time.

Section 2.2 Effect of the Merger.

(a) General.  The Merger shall become effective at 5:00 p.m., Richmond, Virginia time, on the Closing Date or at such later time as may be agreed to by the Company in writing and specified in the Articles of Merger (the “Effective Time”).  The Merger shall have the effects set forth in the VSCA.

(b) Articles of Incorporation.  The Articles of Incorporation of the Company shall be amended and restated at and as of the Effective Time to be in the form of the Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit 2.2(b) and as so amended shall be the articles of incorporation of the Surviving Corporation.

(c) Bylaws.  The bylaws of the Company shall be amended and restated at and as of the Effective Time to be in the form of the Bylaws attached hereto as Exhibit 2.2(c) and as so amended shall be the bylaws of the Surviving Corporation.

(d) Directors and Officers.  The parties shall take all requisite action so that the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws as in effect from time to time.

Section 2.3 Conversion of Shares and Options.

(a) Conversion of Company Shares in the Merger.  At and as of the Effective Time, except as provided below and in Section 2.4, each Company Share that is issued and outstanding immediately prior to the Effective Time shall, by operation of law, be converted into and represent the right to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement and each certificate that theretofore evidenced ownership of any such Company Share (each, a “Stock Certificate”) shall instead only evidence the right to receive such Per Share Merger Consideration in accordance with the terms and conditions of this Agreement and the applicable provisions of the VSCA.  Each Company Share that is held by the Company immediately prior to the Effective Time shall, by operation of law, be canceled and retired and no consideration or payment shall be made or delivered in respect of such Company Share.  From and after the Effective Time, no Company Share shall be deemed to be outstanding or to have any rights whatsoever, other than those expressly set forth in this Section 2.3(a) or Section 2.4.  The payment of Merger Consideration pursuant to this Section 2.3(a) shall be deemed to have been issued in full, final and complete satisfaction of all rights pertaining to all of the Company Shares, and, from and after the Effective Time, there shall be no further registration of transfers on the books of the Surviving Corporation of any Company Shares that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Stock Certificates representing any Company Shares that were outstanding immediately prior to the Effective Time are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement and the Paying Agent Agreement.

(b) Conversion of Merger Sub Shares in the Merger.  At and as of the Effective Time, each share of the common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of the common stock, no par value per share, of the Surviving Corporation and each stock certificate that theretofore evidenced ownership of any share of the common stock of Merger Sub shall instead, from and after the Effective Time, evidence only ownership of such shares of common stock of the Surviving Corporation.

(c) Effect of the Merger on Company Options.  No later than ten days prior to the Closing Date, each unvested Exempt Option granted under the 2008 Plan held by a Selected Employee (each, as defined in the 2008 Plan), and each unvested Company Option granted under the 2000 Plan held by a Selected Employee (as defined in the 2000 Plan), shall vest and become exercisable in full, with the vesting and exercise of any such accelerated Company Option subject to and conditioned upon the occurrence of the Closing.   At and as of the Effective Time, each Company Option that is issued and outstanding and that has not been exercised or forfeited as of immediately prior to the Effective Time, shall vest and become exercisable in full to the extent not previously vested and exercisable and shall entitle the holder thereof to the right to receive from the Surviving Corporation, at Closing,  (i) to the extent such holder is an Accredited Investor as set forth in Section 2.3(f), a cash payment and Purchaser Stock in an aggregate amount equal to the product of (A) the excess of (1) the Per Share Merger Consideration over (2) the exercise price per Company Share of such Company Option, and (B) the number of Company Shares subject to such Company Option; or (ii) to the extent such holder is not an Accredited Investor as set forth in Section 2.3(f), a cash payment in an aggregate amount equal to the product of (A) the excess of (1) the Per Share Merger Consideration over (2) the exercise price per Company Share of such Company Option, and (B) the number of Company Shares subject to such Company Option (collectively, the “Option Payments”).  To the extent that any Non-Exempt Option (as defined in the 2008 Plan) has vested and become payable as of the Closing, but has not yet been paid and canceled, the Option Payments contemplated by this Section 2.3(c) shall be in full satisfaction of any and all right to payment in respect of such Non-Exempt Option and shall not result in any duplication of payment or benefits thereunder. The Option Payments to holders of Company Options who are Accredited Investors as provided in clause (i) above shall be allocated to each such Company Option in the same ratio as the Cash Merger Consideration and the Stock Merger Consideration are allocated pursuant to Section 2.9(c) for Company Shareholders who have made a Cash and Stock Election.  At and as of the Effective Time, each agreement or other document that theretofore evidenced any Company Option shall instead only evidence the right to receive the Option Payment with respect to such Company Option and in accordance with the terms and conditions of this Agreement.  From and after the Effective Time, no holder of any Company Option shall have any rights in respect thereof other than to receive payment of the Option Payment with respect to such holder’s Company Options as set forth in this Section 2.3(c).  Prior to the Effective Time, the Company shall take all actions necessary or desirable to effectuate the provisions of this Section 2.3(c), including without limitation, providing any required notices and obtaining any necessary consents.  Any notices or other communications in respect of Company Options shall be subject to review and approval by the Purchaser prior to distribution to holders of Company Options, which approval shall not be unreasonably withheld.

(d) Effect of the Merger on SARs Payments.  At and as of the Effective Time, each performance unit (each a “Performance Unit”) granted pursuant to the Company’s Top Performers Equity Plan, effective as of August 16, 1999, as amended (the “SARs Plan”), that is issued and outstanding immediately prior to the Effective Time shall vest and be deemed exercised in full, and shall entitle the holder thereof to the right to receive from the Surviving Corporation, at the Closing, a lump-sum cash payment in an aggregate amount equal to the product of (i) the excess of (A) the Per Share Merger Consideration minus (B) the value of such Performance Unit (as determined pursuant to the SARs Plan) on the date of the grant thereof, and (ii) the number of identically valued Performance Units held by such participant in the SARs Plan (all such payments collectively, the “SARs Payments”).  At and as of the Effective Time, each agreement or other document that theretofore evidenced any Performance Unit shall instead only evidence the right to receive the SARs Payment with respect to such Performance Unit in accordance with the terms and conditions of this Agreement.  From and after the Effective Time, no holder of a Performance Unit shall have any rights in respect thereof other than to receive payment of the SARs Payment with respect to such holder’s Performance Units as set forth in this Section 2.3(d).  Prior to the Effective Time, the Company shall take all actions necessary or desirable to effectuate the provisions of this Section 2.3(d), including without limitation, providing any required notices and obtaining any necessary consents.

(e) Tax Withholding.  Notwithstanding anything to the contrary in this Agreement: (i) the Purchaser, the Paying Agent, the Company and the Surviving Corporation shall each be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder of Company Shares or Company Options or Performance Units under this Agreement such amounts from the Cash Merger Consideration, and if not sufficient to cover such withholding then from the Stock Consideration, as are required to be deducted or withheld therefrom under applicable Law; and (ii) to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the applicable holder of Company Shares or Company Options or Performance Units in respect to which such deduction and withholding were made by the Purchaser, the Paying Agent, the Company or the Surviving Corporation, as applicable.

(f) Notwithstanding anything to the contrary in this Agreement, a Company Shareholder or holder of Company Options shall be entitled to receive shares of Purchaser Stock in connection with the Merger only if such Company Shareholder or holder (i) provides all documentation reasonably requested by the Purchaser to allow the Purchaser to issue the Purchaser Stock to such Person in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act, including certifications to the Purchaser: (A) that such Company Shareholder or holder, as the case may be, is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act); (B) as to the basis on which such Company Shareholder or holder, as the case may be, is an accredited investor; and (C) that the Purchaser Stock is being acquired for such Company Shareholder’s or holder’s, as the case may be, account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof (a Person who satisfies all of the preceding requirements, an “Accredited Investor”) and (ii) executes and delivers a joinder to the Investor Rights Agreement and a Non-Compete Agreement.

Section 2.4 Appraisal Rights.

Notwithstanding anything to the contrary in this Agreement, any Company Share that is outstanding as of immediately prior to the Effective Time and is held by a Company Shareholder that has not voted in favor of the Merger or consented thereto pursuant to Section 13.1-733 of the VSCA and that has otherwise properly perfected such Company Shareholder’s right to appraisal for such Company Share in accordance with the VSCA (and who has not effectively withdrawn nor lost such Company Shareholder’s right to such appraisal), shall not be converted into a right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 2.3(a), but shall instead be converted into only such rights as are granted pursuant to the applicable provisions of the VSCA; provided, however, that any Company Share held by a Company Shareholder who, after the Effective Time, withdraws such Company Shareholder’s demand or fails to perfect or otherwise loses such Company Shareholder’s right of appraisal pursuant to the applicable provisions of the VSCA, shall be deemed to have been converted as of the Effective Time into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 2.3(a), without interest thereon.  The Company shall provide the Purchaser with prompt written notice of any demands for appraisal pursuant to the applicable provisions of the VSCA that are received by the Company, any withdrawals of such demands, and any other instruments served pursuant to the VSCA and received by the Company relating thereto, and the Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.

Section 2.5 The Closing.

(a) The closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place at: (i) the offices of Troutman Sanders LLP, located at 1001 Haxall Point, Richmond, VA 23219, at 10:00 a.m. on the fifth Business Day after the date on which the last to be satisfied or waived of the Closing conditions set forth in Article VI (other than Closing conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with the terms of this Agreement; or (ii) at such other place, time and date as the Purchaser and the Company may agree in writing.  The date on which the Closing takes place is referred to herein as the “Closing Date.”

(b) At the Closing, Merger Sub and the Company shall file the Articles of Merger with the SCC.

Section 2.6 Merger Consideration; Payments at Closing.

(a) Merger Consideration.  The aggregate consideration payable by the Purchaser in connection with the Merger (the “Merger Consideration”) shall be an amount equal to the following:

(i) $217,000,000 of Purchaser Stock, valued at the Purchaser Stock Value (the “Stock Merger Consideration”); and

(ii) $383,000,000 in cash;

(A) plus, the Final Closing Cash;

(B) minus, the Senior Debt Payoff Amount and any other Company Indebtedness outstanding at the Closing (other than any Current Liabilities included in the calculation of NWC pursuant to Section 2.11);

(C) minus, the amount by which the Final NWC is less than the Target NWC, or plus the amount by which the Final NWC is greater than the Target NWC; and

(D) minus, the Company Transaction Expenses (the amount resulting after such deductions and additions, as applicable, the “Cash Merger Consideration”).

For the avoidance of doubt, the amounts set forth in clause (C) above shall be determined without double-counting for any amounts adjusted pursuant to clauses (A), (B) or (D) above.  The Merger Consideration shall be estimated at the Closing in accordance with Section 2.6(b), and the Estimated Merger Consideration shall be paid by the Purchaser on the Closing Date in accordance with Section 2.6(c).  The Estimated Merger Consideration is subject to adjustment after the Closing in accordance with Section 2.11.

(b) At least five Business Days prior to the Closing, the Company shall prepare in consultation with, and deliver to, the Purchaser, (i) a balance sheet of the Company and estimated as of the Closing Date (the “Estimated Closing Balance Sheet”) and (ii) a schedule and worksheet setting forth the Company’s good faith estimate of the Merger Consideration (the “Estimated Merger Consideration”), including: (A) a statement setting forth the Company’s good faith estimated Closing Cash (the “Estimated Closing Cash”) and estimated calculation of the NWC as of the Closing, to which the Purchaser and the Company shall reasonably agree (the “Preliminary NWC Statement”), which shall: (1) be in the form of the example NWC Statement set forth as Exhibit 2.6(b) hereto (the “Example NWC Statement”); (2) be prepared in accordance with GAAP consistent with the manner of preparation of the Company Financial Statements; and (3) include reasonable support for the calculations made therein; and (B) its calculation of the amounts of the items listed in Section 2.6(a)(ii) (such estimate of the Company Indebtedness outstanding as of the Closing, the “Estimated Closing Indebtedness”; such estimate of the Company Transaction Expenses, the “Estimated Company Transaction Expenses”).  The Company will permit the Purchaser and its advisors and representatives reasonable access to the books, records and other documents pertaining to or used in connection with the preparation of the Estimated Closing Balance Sheet, the schedule and worksheet setting forth the Estimated Merger Consideration and the Preliminary NWC Statement.  If the NWC set forth on the Preliminary NWC Statement (the “Estimated NWC”) is less than the Target NWC, then the amount of such shortfall will reduce the Cash Merger Consideration on a dollar-for-dollar basis.  If the Estimated NWC is greater than the Target NWC, then such excess shall be added to the Cash Merger Consideration on a dollar-for-dollar basis (any such reduction or increase in the Merger Consideration, the “Closing NWC Adjustment”).  The Estimated Closing Cash shall be added to the Cash Merger Consideration and the Estimated Closing Indebtedness and Estimated Company Transaction Expenses shall each be subtracted from the Cash Merger Consideration as provided in Section 2.6(a).

(c) At the Closing, the Purchaser shall pay or cause to be paid the Estimated Merger Consideration, by wire transfer of immediately available funds and delivery of shares of Purchaser Stock (as applicable) to the applicable recipient, as follows:

(i) to the Escrow Agent, the Escrowed Shares and the Escrowed Cash, as described in Section 2.8; and

(ii) to the Paying Agent, the Estimated Merger Consideration remaining after deduction of (A) the Escrowed Shares, (B) the Escrowed Cash and (C) the amount set forth in Section 2.6(d)(ii) below and consisting of: (1) the Cash Merger Consideration; and (2) the Stock Merger Consideration.

(d) At the Closing, the Purchaser shall also pay or cause to be paid:

(i) to the lenders under the Senior Debt Facilities, on behalf of the Company, the Senior Debt Payoff Amount;

(ii) to the Company, the aggregate amount of the SARs Payments minus each Performance Unit holder’s Pro Rata Cash Share of the Escrowed Cash with respect to such holder’s Performance Units, for payment by the Company to each participant in the SARs Plan; and

(iii) to each of the Advisors, on behalf of the Company, their respective portions of the Company Transaction Expenses.

Section 2.7 Closing Deliverables.

(a) At the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

(i) copies of the Escrow Agreement and any other Transaction Documents to which the Company is a party that are to be entered into at Closing, duly executed by the Company, the Shareholder Representative, the Paying Agent and the Escrow Agent as applicable;

(ii) the officer’s certificate provided in Section 6.3(h);

(iii) a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of the Company, attesting to: (A) the incumbent officers of the Company; and (B) the resolutions of the Board of Directors and the Company Shareholder Consent approving the Merger and the other Transactions;

(iv) good standing certificate for the Company in the Commonwealth of Virginia;

(v) written resignations effective as of the Closing Date of all officers and members of the Boards of Directors of the Company;

(vi) the Articles of Merger in the form required by the VSCA, duly executed by the Company;

(vii) the Estimated Closing Balance Sheet, the schedule setting forth the Estimated Merger Consideration provided for in Section 2.6(b)(ii)(B) and the Preliminary NWC Statement;

(viii) an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation § 1.897-2(h) and reasonably acceptable to the Purchaser so that the Purchaser is exempt from withholding any portion of the Merger Consideration under Section 1445 of the Code;

(ix) the Shareholder Representative Agreement signed by each of the Company Shareholders and the Shareholder Representative;

(x) the Investor Rights Agreement in the form of Exhibit 2.7(a)(x) (the “Investor Rights Agreement”) signed by each Company Shareholder;

(xi) a Form of Election properly completed and signed from each Company Shareholder;

(xii) information regarding the Advisors to facilitate the payments set forth in Section 2.6(d)(iii); and

(xiii) any additional items required to be delivered at Closing under Section 6.3.

(b) At the Closing, the Purchaser shall deliver or cause to be delivered to the Company:

(i) evidence reasonably satisfactory to the Company of each of the payments and deliveries described in Section 2.6(c) and Section 2.6(d) having been made as provided therein;

(ii) the Escrow Agreement, the Investor Rights Agreement and any other Transaction Documents to which the Purchaser is a party that are to be entered into at Closing, duly executed by the Purchaser;

(iii) the officer’s certificate provided in Section 6.2(e);

(iv) a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of the Purchaser, attesting to: (A) the incumbent officers of the Purchaser and Merger Sub; and (B) resolutions of the Board of Directors or similar governing body of the Purchaser and Merger Sub and the stockholders of Merger Sub and, if required under its Organizational Documents or any other Contract to which it is a party, the Purchaser, approving the Merger and the other Transactions; and

(v) any additional items required to be delivered at Closing under Section 6.2.

Section 2.8 Escrow.

(a) At the Closing, the Purchaser will deposit into an escrow account (the “Escrow Account”) established for such purpose with Computershare Trust Company, N.A. (the “Escrow Agent”) pursuant to an escrow agreement by and among the Purchaser, the Shareholder Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit 2.8(a) (the “Escrow Agreement”), (i) $15.0 million, consisting of the Stock Merger Consideration valued at the Purchaser Stock Value (the “Escrowed Shares”), by delivery of shares into a book position in the name of the Escrow Agent, and (ii) $1.0 million in cash by wire transfer to an account designated by the Escrow Agent (the “Escrowed Cash”).  The Escrowed Shares will be held in the Escrow Account to act as a source of payment of the indemnification obligations of the Company Shareholders under Article VIII and the Escrowed Cash will be held in the Escrow Account as a source of payment for any Downward Post-Closing NWC Adjustment pursuant to Section 2.11(c).

(b) The Escrowed Shares shall be released from the Escrow Account to the Paying Agent, for further distribution by the Paying Agent to the Company Shareholders ratably based on their respective Pro Rata Shares in accordance with this Agreement.  For all purposes under the Escrow Account, the Escrowed Shares shall be valued at the Purchaser Stock Value.  Notwithstanding anything to the contrary herein, no fraction of an Escrowed Share shall be released from the Escrow Account and all releases of Escrowed Shares shall be rounded to the nearest whole Escrowed Share.

(c) Following the determination of the Final NWC pursuant to Section 2.11(a) and, if payable, the payment of the Downward Post-Closing NWC Adjustment pursuant to Section 2.11(c), the Escrow Agent shall release from the Escrow Account to the Paying Agent (for further distribution by the Paying Agent to the Company Shareholders, the holders of Company Options and the holders of Performance Units pursuant to Section 2.10(b)) any remaining portion of the Escrowed Cash.  On the 15-month anniversary of the Closing Date (the “Escrow Period Expiration Date”), the Escrow Agent shall release from the Escrow Account to the Paying Agent (for further distribution by the Paying Agent to the Company Shareholders pursuant to Section 2.10(b)(iv)) any remaining portion of the Escrowed Shares minus Escrowed Shares equal in value to the sum of the aggregate amount of unsatisfied or disputed claims for Losses specified in Indemnity Claim Notices delivered by the Purchaser to the Shareholder Representative on or prior to the Escrow Period Expiration Date (such aggregate amount of unsatisfied or disputed claims for Losses, the “Pending Claims Amount”).  The Escrow Agent shall continue to hold the Pending Claims Amount corresponding to each claim for Losses until the final resolution of such claim, at which point, as and when such claim is resolved, the Escrow Agent shall release shares of Purchaser Stock equal in value to the appropriate portion of the Pending Claims Amount to the Paying Agent (for further distribution by the Paying Agent to the Company Shareholders pursuant to Section 2.10(b)(iv)) and/or to the Purchaser, as the case may be, depending upon resolution of such claim.

(d) The Purchaser, the Company and the Shareholder Representative each agree to promptly take commercially reasonable actions (including executing and delivering joint written instructions to the Escrow Agent) requested by the other to effect releases of Escrowed Cash and Escrowed Shares from the Escrow Account, in each case in accordance with this Agreement and the Escrow Agreement.

Section 2.9 Merger Consideration Election.

(a) Each holder of Company Shares as of the Effective Time shall be entitled to elect to receive, with respect to all of such holder’s Company Shares, either (i) Stock Merger Consideration only or (ii) Cash Merger Consideration and Stock Merger Consideration, in each case pursuant to the terms and conditions set forth in this Section 2.9.

(b) Stock Election.  Each Company Share with respect to which an election to receive Stock Merger Consideration only (a “Stock Election”) has been effectively made by the holder thereof as provided in Section 2.9(f) shall be converted into the right to receive the number of duly authorized, validly issued, fully paid and non-assessable shares of Purchaser Stock determined by dividing: (i) the Per Share Merger Consideration by (ii) the Purchaser Stock Value.

(c) Cash and Stock Election.  Each Company Share with respect to which an election to receive Cash Merger Consideration and Stock Merger Consideration (a “Cash and Stock Election” and, together with a Stock Election, an “Election”) has been effectively made by the holder thereof as provided in Section 2.9(f) shall be converted into the right to receive an amount of cash, without interest, and Purchaser Stock equal to the Per Share Merger Consideration allocated as follows:

(i) an amount in cash equal to (i) (A) the Cash Merger Consideration minus (B) the SARs Payments minus (C) the aggregate amount of cash payable to holders of Company Options who are not Accredited Investors pursuant to Section 2.3(c)(ii) divided by (ii) (A) the number of Company Shares for which a Cash and Stock Election has been made plus (B) the number of Outstanding Option Shares held by holders of Company Options who are Accredited Investors; and

(ii) the number of duly authorized, validly issued, fully paid and non-assessable shares of Purchaser Stock determined by (i) dividing (A)(1) the Stock Merger Consideration minus (2) the aggregate amount of the Stock Merger Consideration issued to Company Shareholders who have made a Stock Election by (B) (1) the number of Company Shares for which a Cash and Stock Election has been made plus the number of Outstanding Option Shares held by holders of Company Options who are Accredited Investors, and then dividing such amount by (ii) the Purchaser Stock Value.

(d) Effect of Non-Election.  Each Company Share with respect to which the Company Shareholder has not made an effective Stock Election or Cash and Stock Election as provided in Section 2.9(b) and (c), respectively, shall be deemed to have made a Stock Election with respect to such Company Shareholder’s Company Shares.  Notwithstanding anything to the contrary in this Agreement, including any Election, in no event will the Purchaser be required to issue Purchaser Stock in excess of the Stock Merger Consideration or cash in excess of the Cash Merger Consideration in connection with the Merger, and the Merger Consideration allocated to each Company Shareholder will be adjusted as necessary to ensure compliance with such requirement.

(e) Purchaser Stock Value.  For purposes of this Agreement, the “Purchaser Stock Value” shall be equal to the numerical average of the volume weighted average prices on the NASDAQ Global Select for one share of Purchaser Stock for the ten consecutive trading days immediately preceding the last trading day prior to the Closing Date; provided, however, that if, during such ten trading day period, the Purchaser pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any additional shares of Purchaser Stock (a “Stock Event”), then the Purchaser Stock Value shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Purchaser Stock Value.  Notwithstanding the foregoing, in no event will the Purchaser Stock Value be less than $12.41 or more than $15.17 (e.g., if the calculation of the Purchaser Stock Value in the first sentence of this paragraph would produce a value of $12.00, then the Purchaser Stock Value will equal $12.41 and if such calculation of the Purchaser Stock Value would produce a value of $16.00, then the Purchase Stock Value will equal $15.17).  The floor of $12.41 and the ceiling of $15.17 will be adjusted as necessary to reflect any Stock Event that occurs after the date hereof and prior to the Closing.  The Purchaser and the Company shall, prior to the Closing, jointly provide written notice to the Paying Agent stating the Purchaser Stock Value.

(f) Form of Election.  The Transmittal Letter provided by the Paying Agent to Company Shareholders pursuant to Section 2.10 shall be accompanied by a form of election directing each Company Shareholder to, prior to the Election Deadline (as defined below), specify: (i) whether such Company Shareholder is making a Cash and Stock Election or a Stock Election with respect to such Company Shareholder’s Company Shares (the “Form of Election”).  For purposes of this Agreement, the “Election Deadline” means 5:00 p.m., Richmond, Virginia time, on the date that is ten Business Days following the date of the mailing of the Transmittal Letter.  Any Election shall have been effectively made only if the Paying Agent shall have received at its designated office, prior to the Election Deadline, a Form of Election properly completed and signed by the applicable Company Shareholder and accompanied by the completed Transmittal Letter and the Certificates representing the Company Shares as to which such Form of Election relates (or a Lost Certificate Affidavit with respect to such Company Shares, as provided in Section 2.10(c)).

(g) Determination and Interpretation of Elections.  The good faith determination of the Paying Agent (or the joint determination of the Purchaser and the Company, if the Paying Agent declines to make any such determination) shall be conclusive and binding as to whether or not a Cash and Stock Election or Stock Election shall have been effectively made, revoked or invalidated pursuant to this Section 2.9 and as to when any Cash and Stock Election or Stock Election is received by the Paying Agent, absent manifest error.  The Paying Agent may, with the written agreement of the Purchaser after the Purchaser’s reasonable consultation with the Company, make any rules that are consistent with this Section 2.9(g) for the implementation of the Cash and Stock Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to effect the Cash and Stock Elections and the Stock Elections.

(h) Fractional Shares.  Notwithstanding the foregoing, no fractional shares of Purchaser Stock shall be issued and if, after aggregating all shares of Purchaser Stock (including fractional shares) that would be issued hereunder to a Company Shareholder, such aggregate number of shares of Purchaser Stock includes a fraction of a share of Purchaser Stock, such Company Shareholder shall instead receive, with respect to its Company Shares: (A) the number of full shares of Purchaser Stock determined by rounding down to the nearest whole number of shares of Purchaser Stock, and (B) a cash payment equal to the product of (1) such fraction of a share of Purchaser Stock, and (2) the Purchaser Stock Value (a “Cash Payment in Lieu of Fractional Shares”).

Section 2.10 Paying Agent.

(a) Designation of Paying Agent.  The parties agree that Computershare Inc. (the “Paying Agent”) shall act as paying agent with respect to the Transactions contemplated by this Agreement pursuant to the terms and conditions of a paying agent agreement by and among the Purchaser and the Paying Agent, in the form to be mutually agreed upon (the “Paying Agent Agreement”).

(b) Payment of Merger Consideration.  In accordance with the terms of the Paying Agent Agreement, as soon as reasonably practicable prior to Closing, the Paying Agent shall deliver to each Company Shareholder of record: (1) a letter of transmittal in a form customary for transactions of a similar nature and reasonably acceptable to the Paying Agent, the Purchaser and the Company (a “Transmittal Letter”), which shall specify that delivery of the Stock Certificates shall be effected, and risk of loss and title to the Stock Certificates and the Company Shares evidenced thereby shall pass, only upon the proper delivery of the Stock Certificates to the Paying Agent and satisfaction of the other Merger Consideration Payment Conditions, and shall be in such form and shall comply with such other requirements as are set forth in the Paying Agent Agreement, (2) instructions as reasonably specified by the Paying Agent for use in effecting the surrender of the Stock Certificates in exchange for the Merger Consideration with respect to the Company Shares evidenced by such Stock Certificates pursuant to the terms and conditions of this Agreement (the “Stock Certificate Surrender Instructions”), and (3) a Form of Election as described in Section 2.9(f).  Any Company Shareholder that surrenders for cancellation to the Paying Agent the Stock Certificate(s) evidencing such Company Shareholder’s Company Shares in accordance with the Stock Certificate Surrender Instructions, together with corresponding Transmittal Letter, duly completed and executed, has complied with all other requirements set forth in the instructions thereto, along with supplying to the Paying Agent such Company Shareholder’s completed and executed Form of Election (collectively, the “Merger Consideration Payment Conditions”), shall be entitled to receive the Merger Consideration with respect to the Company Shares evidenced by such Stock Certificate(s) as follows:

(i) as soon as reasonably practicable after the later of: (A) the date on which a Company Shareholder has satisfied the Merger Consideration Payment Conditions; and (B) the Effective Time, the Paying Agent shall: (1) with respect to any Company Shareholder that has made a Cash and Stock Election or a deemed Cash and Stock Election, in each case pursuant to Section 2.9, pay to such Company Shareholder (x) the Cash Merger Consideration with respect to such Company Shareholder’s Company Shares in cash (less such Company Shareholder’s Pro Rata Cash Share of the Escrowed Cash with respect to such Company Shareholder’s Company Shares), without interest, by wire transfer of immediately available funds and (y) the Stock Merger Consideration with respect to such Company Shareholder’s Company Shares (less such Company Shareholder’s Pro Rata Share of the Escrowed Shares), by delivery to such Company Shareholder of a certificate evidencing such Stock Merger Consideration, duly executed by the Purchaser, along with any applicable Cash Payment in Lieu of Fractional Shares, in cash, without interest, by wire transfer of immediately available funds; and (2) with respect to any Company Shareholder that has made an effective Stock Election pursuant to Section 2.9, deliver to such Company Shareholder the Stock Merger Consideration with respect to such Company Shareholder’s Company Shares (less such Company Shareholder’s Pro Rata Share of the Escrowed Shares), by delivery to such Company Shareholder a certificate evidencing such Stock Merger Consideration, duly executed by the Purchaser, along with any applicable Cash Payment in Lieu of Fractional Shares, in cash, without interest, by wire transfer of immediately available funds;

(ii) as soon as reasonably practicable after the later of: (A) the date on which a Company Shareholder has satisfied the Merger Consideration Payment Conditions; and (B) the Paying Agent’s receipt of Upward Post-Closing NWC Adjustment Merger Consideration by wire transfer of immediately available funds pursuant to Section 2.11(c), the Paying Agent shall pay to each Company Shareholder such Company’s Shareholder’s Pro Rata Cash Share of the Upward Post-Closing NWC Adjustment Merger Consideration with respect to such Company Shareholder’s Company Shares in cash, without interest, by wire transfer of immediately available funds;

(iii) as soon as reasonably practicable after the later of: (A) the date on which a Company Shareholder has satisfied the Merger Consideration Payment Conditions; and (B) the Paying Agent’s receipt of Escrowed Cash pursuant to Section 2.8, the Paying Agent shall deliver to such Company Shareholder such Company Shareholder’s Pro Rata Cash Share of the Escrowed Cash with respect to such Company Shareholder’s Company Shares, without interest, by wire transfer of immediately available funds to such Company Shareholder; and

(iv) as soon as reasonably practicable after the later of: (A) the date on which a Company Shareholder has satisfied the Merger Consideration Payment Conditions; and (B) the Paying Agent’s receipt of stock certificates evidencing the Escrowed Shares in connection with any release of Escrowed Shares pursuant to Section 2.8, the Paying Agent shall deliver to such Company Shareholder such Company Shareholder’s Pro Rata Share of the Escrowed Shares with respect to such Company Shareholder’s Company Shares, by delivery to such Company Shareholder of a certificate evidencing such Escrowed Shares, duly executed by the Purchaser, along with any applicable Cash Payment in Lieu of Fractional Shares, in cash, without interest, by wire transfer of immediately available funds.

No dividends or other distributions with respect to shares of Purchaser Stock shall be paid to the holder of any unsurrendered Stock Certificate until such Stock Certificate is surrendered as provided above in this Section 2.10(b).  Subject to the effect of applicable Laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Purchaser Stock issued in exchange for Company Shares represented immediately prior to the Effective Time by such Stock Certificate all dividends and other distributions payable in respect of such Purchaser Stock with a record date after the Effective Time.

In the event that a transfer of ownership of Company Shares is not registered in the stock ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Stock Certificate so surrendered is registered as long as such Stock Certificate is properly endorsed or otherwise in proper form for transfer, any signature guarantee or other requirements reasonably requested by the Paying Agent have been satisfied, and the Person requesting such payment pays any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Stock Certificate or establishes to the satisfaction of the Purchaser, the Company and the Paying Agent that such Taxes either have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.10(b), each Stock Certificate shall be deemed, from and after the Effective Time, subject to Section 2.4, to represent only the right to receive, upon such surrender and satisfaction by the holder thereof of the Merger Consideration Payment Conditions, the Merger Consideration with respect to the Company Shares evidenced by such Stock Certificate, without interest.  No interest will be paid or will accrue on any amount payable upon the surrender of any Stock Certificate.

The Paying Agent shall, with respect to each holder of Company Options that has provided all documentation required by this Agreement, pay at the Closing to such holder the Option Payments (less such holder’s Pro Rata Cash Share of the Escrowed Cash with respect to such holder’s Company Options).  Each holder of Company Options or Performance Units shall be entitled to receive as soon as reasonably practicable after the Paying Agent’s receipt of Upward Post-Closing NWC Adjustment Merger Consideration by wire transfer of immediately available funds pursuant to Section 2.11(c), such holder’s Pro Rata Cash Share of the Upward Post-Closing NWC Adjustment Merger Consideration with respect to such holder’s Company Options or Performance Units, as applicable, in cash, without interest, by wire transfer of immediately available funds.  Each holder of Company Options or Performance Units shall be entitled to receive as soon as reasonably practicable after the Paying Agent’s receipt of Escrowed Cash pursuant to Section 2.8, such holder’s Pro Rata Cash Share of the Escrowed Cash with respect to such holder’s Company Options or Performance Units, as applicable, in cash, without interest, by wire transfer of immediately available funds.

(c) Lost Stock Certificates.  Notwithstanding anything to the contrary in Section 2.10(b), if any Stock Certificate has been lost, stolen or destroyed, upon delivery by the applicable Company Shareholder to the Paying Agent of a lost certificate affidavit and indemnity agreement in a form reasonably acceptable to the Paying Agent, the Purchaser and the Company, duly executed by such Company Shareholder, and, if requested by the Paying Agent, a bond in favor of the Paying Agent, the Paying Agent shall distribute to such Company Shareholder in accordance with the terms of the Paying Agent Agreement, the Merger Consideration with respect to the Company Shares evidenced by such lost, stolen or destroyed Stock Certificate, despite such Company Shareholder not having surrendered such lost, stolen or destroyed Stock Certificate to the Paying Agent as provided in Section 2.10(b).

(d) Treatment of Unclaimed Merger Consideration.  The Paying Agent Agreement shall provide that the Paying Agent shall pay over to the Surviving Corporation: (i) any Cash Merger Consideration (including any interest or earnings thereon) and Stock Merger Consideration that has not theretofore been distributed by the Paying Agent to Company Shareholders as provided in Section 2.10(b)(i) and is still held by the Paying Agent on the one year anniversary of the Closing Date; and (ii) any Merger Consideration (including any interest or earnings thereon) that has not theretofore been distributed by the Paying Agent to Company Shareholders as provided in Section 2.10(b)(ii), (iii) or (iv) and is still held by the Paying Agent on the one year anniversary of the date on which the Paying Agent received the applicable Merger Consideration from the Purchaser or the Escrow Agent, as the case may be.  After any such payment by the Paying Agent to the Surviving Corporation, all Company Shareholders shall look solely to the Surviving Corporation (subject to abandoned property, escheat and similar Laws) as general creditors thereof with respect to the applicable portion of the Merger Consideration payable with respect to their Company Shares upon satisfaction of the Merger Consideration Payment Conditions.  None of the Paying Agent, the Purchaser or the Surviving Corporation shall be liable to any Person in respect of any funds delivered to any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.11 Post-Closing Net Working Capital Adjustment.

(a) Post-Closing Net Working Capital Statement.  Within 90 days after the Closing Date, the Purchaser shall prepare and deliver to the Shareholder Representative a balance sheet of the Company as of the Closing (the “Closing Balance Sheet”) and a statement setting forth the final Cash as of the Closing Date (the “Final Closing Cash”), the Company Indebtedness outstanding as of the Closing (the “Final Closing Indebtedness”), the Company Transaction Expenses (the “Final Company Transaction Expenses) and its calculation of the NWC as of the Closing (the “Post-Closing NWC Statement”), which shall be prepared in accordance with GAAP consistent with the manner of preparation of the Company Financial Statements and the Example NWC Statement, and include reasonable support for the calculations made therein.  If the Shareholder Representative disagrees with the Post-Closing NWC Statement, the Shareholder Representative may, within 30 days after its receipt of the Post-Closing NWC Statement, provide written notice thereof to the Purchaser (the “NWC Dispute Notice”), which shall provide reasonable detail concerning each item that the Shareholder Representative disputes in the Post-Closing NWC Statement and include reasonable support for each such position.  During such 30-day period and any subsequent time period in which the Post-Closing NWC Statement is being disputed as provided in this Section 2.11(a), the Purchaser shall provide the Shareholder Representative and its representatives with reasonable access, upon reasonable advance written notice to the Purchaser, to the books, records and working papers of the Purchaser and the Company relating to the calculations underlying the Post-Closing NWC Statement, the personnel of the Purchaser, the Company and, if applicable, the outside accountants of the Purchaser and the Company, in each case, who were involved in the preparation of the Post-Closing NWC Statement.  Unless the Shareholder Representative delivers an NWC Dispute Notice within the 30-day period following delivery of the Post-Closing NWC Statement, the Post-Closing NWC Statement shall be conclusively deemed the “Final Post-Closing NWC Statement”, and shall be final and binding upon the Purchaser and the Company Shareholders for all purposes.  For a period of 15 Business Days after receipt by the Purchaser of the NWC Dispute Notice, the Purchaser and the Shareholder Representative shall use good faith commercially reasonable efforts to resolve the disputed items set forth on the NWC Dispute Notice between themselves and, if they are able to resolve all of such disputed items during such time period, the Post-Closing NWC Statement shall be revised to the extent necessary to reflect such resolution, and as so revised shall be conclusively deemed the “Final Post-Closing NWC Statement”, and shall be final and binding upon the Purchaser and the Company Shareholders for all purposes.  If the Purchaser and the Shareholder Representative are unable to resolve all of the disputed items set forth on the NWC Dispute Notice within such 15 Business Day period, they shall jointly engage PricewaterhouseCoopers (the “Independent Accountants”) and submit the disputed items to the Independent Accountants for resolution.  The Independent Accountants shall act as experts and not arbiters and shall determine only those items on the Post-Closing NWC Statement being disputed by the Purchaser and the Shareholder Representative as of the time of engagement of the Independent Accountants.  The Purchaser and the Shareholder Representative shall instruct the Independent Accountants not to assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by the Purchaser, on the one hand, or the Shareholder Representative, on the other hand (as applicable), or less than the dollar amount for such item assigned by the Purchaser, on the one hand, or the Shareholder Representative, on the other hand (as applicable).  Promptly, but no later than 30 days after engagement of the Independent Accountants, the Independent Accountants shall deliver a written report to the Purchaser and the Shareholder Representative as to their resolution of the disputed items, which shall include the resulting Post-Closing NWC Statement incorporating such resolution.  The Post-Closing NWC Statement, as determined by the Independent Accountants, shall be conclusively deemed the “Final Post-Closing NWC Statement” and shall be final and binding upon the Purchaser and the Company Shareholders for all purposes.  The NWC as of the Closing set forth on the Final Post-Closing NWC Statement is referred to herein as the “Final NWC.”  The fees and expenses of the Independent Accountants incurred in connection with the resolution of disputes pursuant to this Section 2.11(a) shall be borne by the Purchaser or the Company Shareholders in proportion to the amounts of the disputed items on the NWC Dispute Notice, as compared to such items as determined by the Independent Accountants and set forth on the Final Post-Closing NWC Statement, with such fees and expenses to be paid by the Purchaser, on the one hand, or the Company Shareholders, on the other hand, (as applicable) to the Independent Accountants within five Business Days after the Independent Accountants’ determination of the Final NWC.

(b) Post-Closing NWC Adjustment.  The Merger Consideration shall be:

(i) reduced, on a dollar-for-dollar basis, by the amount (if any) by which the Final NWC is less than the Estimated NWC, or increased, on a dollar-for dollar basis, by the amount (if any) by which the Final NWC is greater than the Estimated NWC;

(ii) reduced, on a dollar-for-dollar basis, by the amount (if any) by which the Final Closing Cash is less than the Estimated Closing Cash, or increased, on a dollar-for dollar basis, by the amount (if any) by which the Final Closing Cash is greater than the Estimated Closing Cash;

(iii) reduced, on a dollar-for-dollar basis, by the amount (if any) by which the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness, or increased, on a dollar-for dollar basis, by the amount (if any) by which the Final Closing Indebtedness is less than the Estimated Closing Indebtedness; and

(iv) reduced, on a dollar-for-dollar basis, by the amount (if any) by which the Final Company Transaction Expenses is greater than the Estimated Company Transaction Expenses, or increased, on a dollar-for dollar basis, by the amount (if any) by which the Final Company Transaction Expenses is less than the Estimated Company Transaction Expenses.

(c) Without duplication, all reductions or increases set forth in Section 2.11(b) shall be aggregated and the Merger Consideration shall be reduced (a “Downward Post-Closing NWC Adjustment”) or increased (an “Upward Post-Closing NWC Adjustment” and, together with the Downward Post-Closing NWC Adjustment, the “Post-Closing NWC Adjustment”) accordingly.  Any Downward Post-Closing NWC Adjustment shall be satisfied, within five Business Days after determination of the Final NWC, by release of Escrowed Cash to an account designated by the Purchaser; provided, however, that if the Escrowed Cash is not sufficient to satisfy payment of the Downward Post-Closing NWC Adjustment, such shortfall shall be satisfied by release of Escrowed Shares from the Escrow Account by delivery to the Purchaser of a stock certificate evidencing such Escrowed Shares, accompanied by a stock power executed in blank.  Notwithstanding the foregoing, the Shareholder Representative may be entitled to seek contribution from the holders of Company Options and holders of Performance Units, in each case, in accordance with such holders’ Pro Rata Cash Shares, of any shortfall amounts satisfied by release of Escrowed Shares in accordance with the immediately preceding sentence.  Any Upward Post-Closing NWC Adjustment shall be satisfied, within five Business Days after determination of the Final NWC, by wire transfer of immediately available funds by the Purchaser to the Paying Agent’s account of an amount equal to the Upward Post-Closing NWC Adjustment (for further distribution by the Paying Agent to the Company Shareholders, the holders of Company Options and the holders of Performance Units pursuant to Section 2.10(b)).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser, subject to the exceptions set forth in the Company Disclosure Schedule, as follows:

Section 3.1 Existence; Good Standing; Authority; Enforceability.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite power and authority to own and operate its properties and to conduct its business as now conducted.  The Company is duly licensed or qualified to do business as a foreign corporation or limited liability company (as applicable) in, and is in good standing under the Laws of, each jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) The Company has made available to Purchaser, prior to the execution of this Agreement, true and complete copies of the Organizational Documents of the Company.  The Company is in compliance with the terms of its Organizational Documents.

(c) The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the Transactions, have been duly authorized by all requisite corporate action on the part of the Company, and no other corporate authorization or proceedings on the part of the Company are required therefor.

(d) This Agreement and each other Transaction Document to which the Company is or will be a party has been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, each constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except for the Equitable Exceptions.

(e) Section 3.1(e) of the Company Disclosure Schedule contains a true and complete list of all approvals of this Agreement and the Transaction Documents by the Company’s Board of Directors and the Company Shareholders, and no further action is required by the Company’s Board of Directors or any Company Shareholder to authorize the execution and delivery of this Agreement and the Transaction Documents.  All approvals listed in Section 3.1(e) of the Company Disclosure Schedule (other than the Company Shareholder Consent) are valid and in full force and effect on the date hereof and no action has been taken by the Company, its Board of Directors or any Company Shareholder to amend, supersede, revoke or invalidate such approvals.  The Company Shareholder Consent, when executed and delivered in accordance with the terms of this Agreement, will be valid and in full force and effect as of the date thereof and at the Effective Time.  To the Knowledge of the Company, there is no fact or circumstance existing as of the date of this Agreement that would materially impede, hinder or delay the consummation of the Merger by the Company.

Section 3.2 Capitalization; Subsidiaries.

The authorized and outstanding capital stock of the Company is as set forth in Section 3.2(a) of the Company Disclosure Schedule.  As of the date hereof, the issued and outstanding shares of capital stock of the Company are held by the Persons and in the amounts set forth in Section 3.2(b) of the Company Disclosure Schedule.  All of the issued and outstanding shares of capital stock of the Company are, and all shares of capital stock that may be issued pursuant to the exercise of options or warrants, when issued in accordance with the terms thereof, will be, duly authorized, validly issued and (to the extent applicable) fully paid and nonassessable, and such issued or outstanding shares were not issued in violation of any pre-emptive rights, rights of first offer, first refusal or similar rights, or in violation of the Securities Act or applicable state securities Laws.  Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding options, warrants or other rights of any kind that entitle any Person to acquire (including securities exercisable or exchangeable for or convertible into) any additional capital stock or equity interests of the Company (or securities convertible into or exchangeable or exercisable for any such additional capital stock or equity interests), and no shares of any class of capital stock of the Company have been reserved or set aside for any purpose.  In addition, Section 3.2(c) of the Company Disclosure Schedule sets forth (i) the number and kind of shares of capital stock of the Company that are subject to awards issued under any Company Benefit Plan and (ii) the total number and kind of shares of capital stock of the Company that have been reserved for future issuance under any Company Benefit Plan, including upon exercise of Company Options.  Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, there are no outstanding or authorized compensatory equity or equity-linked awards of any form, including without limitation, options, warrants, restricted stock units, restricted stock, deferred stock awards, performance stock, phantom stock, stock appreciation rights, profit participation or similar awards or rights with respect to the Company that entitle any Person to acquire (including securities exercisable or exchangeable for or convertible into) any additional capital stock or equity interests of the Company (or securities convertible into or exchangeable or exercisable for any such additional capital stock or equity interests) and the Company has no obligation or commitment to grant any such awards.  Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, there are no Contracts to which the Company is a party or to which any other Person is a party with respect to: (i) the voting of any shares of any capital stock of the Company (including any proxy or director nomination or similar rights); or (ii) the transfer of, or transfer restrictions on, any shares of capital stock of the Company.  Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, the Company does not directly or indirectly beneficially own any equity interests in any other Person.  Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, the Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its outstanding shares of capital stock that are in effect.  Each Company Exempt Option (other than Company Options designated as “Non-Exempt Options” under the 2008 Plan) and each Performance Unit has been granted with an exercise or strike price, as applicable, that is no less than, and which cannot by its terms become less than, the fair market value of the shares of stock underlying such award on its applicable grant date.  Section 3.2(h) of the Company Disclosure Schedule sets forth as of the date of this Agreement all outstanding Company Indebtedness, and for each item set forth thereon, identifies the debtor, the principal amount, the creditor, the maturity date, and the collateral, if any, securing such Company Indebtedness.

Section 3.3 No Conflicts; All Necessary Consents.

(a) Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule and assuming receipt of the Required Consents, neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which it is or will be a party, nor the consummation by the Company of the Transactions, violate, conflict with, breach or constitute a default under, result in the creation of any Lien upon assets of the Company under, result in any loss of a benefit under, require any consent under, or give to others, any rights of termination, acceleration or cancellation or will violate, conflict with, breach or constitute a default under, result in the creation of any Lien upon assets of the Company under, result in any loss of a benefit under, require any consent under, or give to others, any rights of termination, acceleration or cancellation (in each case, with or without the giving of notice, the lapse of time or both) (each a “Conflict”) any of the provisions of: (i) any of the Organizational Documents of the Company; (ii) any Material Contract or Company Benefit Plan; (iii) any Law applicable to the Company, or any of its properties or assets; or (iv) any Permit or Order applicable to the Company other than, in the case of clauses (ii), (iii) and (iv), such Conflicts that would not individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by the Company of the Transactions will not require the Company to obtain or make any consent, waiver, approval, authorization, order or permit of, declaration, filing or registration with, other action by, or notification to, any Governmental Entity.

Section 3.4 Financial Statements; Absence of Undisclosed Liabilities.

(a) Attached as Section 3.4(a) of the Company Disclosure Schedule are correct and complete copies of the audited consolidated balance sheets of the Company as at December 31, 2011 and December 31, 2010 and related audited consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009 (the “Company Financial Statements”).  The Company Financial Statements are consistent with the books and records of the Company, have been prepared in accordance with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the Company at the applicable dates and for the periods indicated therein.  Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, since January 1, 2009, none of the Company, the Company’s independent accountants, the Company’s Board of Directors or the audit committee of the Company’s Board of Directors has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company, or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(b) Except for: (i) Liabilities incurred after December 31, 2011 in the ordinary course of business; (ii) as set forth in Section 3.4(b) of the Company Disclosure Schedule, or (iii) Liabilities which would not, individually or in the aggregate, exceed $250,000, the Company has no Liabilities that are not set forth in the Company Financial Statements or the notes thereto.

Section 3.5 Absence of Certain Changes.

Except as: (a) set forth in Section 3.5 of the Company Disclosure Schedule; or (b) expressly contemplated by this Agreement or the other Transaction Documents, from December 31, 2011 through the date of this Agreement, (i) there has not been any Company Material Adverse Effect, (ii) the Company has conducted the Business only in the ordinary course of business and (iii) there has not been any action taken of the type described in Section 5.3, which, had such action occurred following the date hereof without the Purchaser’s prior approval, would have constituted a violation of Section 5.3.

Section 3.6 Material Contracts.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth a correct and complete list of the following Contracts to which the Company is a party or by which it is bound (collectively, the “Material Contracts”):

(i) any Contract (or group of related Contracts) under which the Company: (A) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from the Company, respectively, in the one-year period ending on the date of this Agreement, was equal to or exceeded $5,000,000; (B) of which the Company reasonably anticipates that it will be selling or purchasing products or services during the one-year period after the date of this Agreement, in which the aggregate payments due to or from the Company, respectively, for such products or services are reasonably expected to equal or exceed $5,000,000; or (C) is a party involving consideration of $5,000,000 in the aggregate over the life of the Contract.

(ii) any Contract providing terms or conditions applicable to the employment or separation of any Company Shareholder or holder of Company Options as of the Closing Date;

(iii) any Contract under which the Company has agreed to indemnify any third Person with respect to, or to otherwise share, any of the Liabilities of any Person for Taxes, other than Contracts with suppliers or customers in the ordinary course in which no payments on account of Liabilities for Taxes have been made or incurred or are reasonably expected to be made or incurred;

(iv) any Contract involving a commitment by the Company to (A) make a capital expenditure (1) with a term of more than three years from the date hereof or (2) with respect to which the expenditures are expected to exceed $100,000 in any fiscal year or (B) to purchase any capital asset for at least $250,000;

(v) any Contract that contains a covenant not to compete that limits or will limit (A) the Company from engaging in the Business (as currently conducted) or competing with any person in any geographic market, or (B) any employee, consultant or other service provider of the Company from performing his or her obligations to the Company;

(vi) any lease or similar agreement pursuant to which: (A) the Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $100,000; (B) the Company is the lessor of, or makes available for use by any Person, any tangible personal property owned by it for an annual rent in excess of $100,000; or (C) the Company is the lessee of, or holds or uses, any real property owned by any Person for an annual rent in excess of $250,000;

(vii) any Contract establishing or agreeing to establish a partnership or joint venture;

(viii) any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements, including any Contracts relating to the sale, lease or disposal of any properties or assets of the Company, for consideration in excess of $500,000 individually;

(ix) any Contract relating to Company Indebtedness in excess of $500,000;

(x) any Contract under which the Company has directly or indirectly guaranteed any Liabilities of any Person in excess of $100,000;

(xi) any Contract with any Company Shareholder or any current officer or director or Affiliate of the Company;

(xii) any collective bargaining agreement or other Contract with any labor union or association representing or purporting to represent any employee of the Company;

(xiii) any Contract providing for the settlement of any material claim against the Company pursuant to which the Company has any existing material obligations;

(xiv) any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the Transactions;

(xv) any Contract under which the Company has advanced or loaned any other Person any amounts;

(xvi) any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or clients of the Company, including any Contract which contains a “most favored nation” provision; and

(xvii) any commitments or Contracts to enter into any of the foregoing.

(b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, all Material Contracts are legally valid and binding obligations of the Company and, to the Knowledge of the Company, are legally valid and binding obligations of the other parties thereto, subject in each case to the Equitable Exceptions, and each Material Contract is in full force and effect as of the date hereof.  Except as set forth in Section 3.6(b) of the Company Disclosure Schedule: (i) the Company is not in material breach of, or default under, any Material Contract; and (ii) to the Company’s Knowledge, no other party to any Material Contract is in material breach thereof or default thereunder.  Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, to the Company’s Knowledge, the Company has not received notice of any cancellation, material breach of, or default under (or any condition which, with the passage of time or the giving of notice, would cause a material breach of, or default under), any Material Contract.  Correct and complete copies of all Material Contracts were made available by the Company to the Purchaser prior to the date of this Agreement in the Virtual Data Room.  As of the date of this Agreement, to the Knowledge of the Company, none of the ten largest clients of the Company for the year ended December 31, 2011 (measured by dollar volume) has notified the Company that such client intends to discontinue its relationship with the Company or materially reduce its purchases of services from the Company.

Section 3.7 Litigation.

Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its properties, or any of its officers, directors or employees (in their capacities as such) that would be material to the Company or would affect the legality, validity or enforceability of this Agreement or any Transaction Document or the consummation of the Transactions.  The Company is not subject to any material outstanding Order that has not been fully performed or satisfied.

Section 3.8 Taxes.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule: (i) the Company has timely filed all Income Tax Returns and all other material Tax Returns that it was required to file, and has timely paid all Taxes shown thereon as owing or that are otherwise due and payable; and (ii) all such Tax Returns are correct and complete in all material respects.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule: (i) the Company currently is not the beneficiary of any extension of time within which to file any Tax Return; (ii) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company; and (iii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule: (i) no audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination; and (ii) there is no material dispute or claim concerning any Tax liability of the Company, either: (A) claimed or raised by any Tax Authority in writing, or (B) as to which the Company has Knowledge.

(d) The Company has made available to the Purchaser in the Virtual Data Room prior to the date hereof copies of all federal Income Tax Returns and any other material Tax Returns, and any examination reports, and statements of deficiencies assessed against, or agreed to by the Company with respect to Taxes for all taxable years remaining open under the applicable statute of limitations.  Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Except as set forth in Section 3.8(e) of the Company Disclosure Schedule, the Company (i) has not been a member of an affiliated group filing a consolidated federal Income Tax Return and (ii) has no liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(f) Except as set forth in Section 3.8(f) of the Company Disclosure Schedule, the Company has not been a party to any ‘‘listed transaction,’’ as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(g) Except as set forth in Section 3.8(g) of the Company Disclosure Schedule, the Company’s unpaid Taxes did not, as of the date of the most recent balance sheet included in the Company Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet (rather than in any notes thereto), and the Company has not incurred any liability for Taxes since the date of the  most recent balance sheet included in the Company Financial Statements other than in the ordinary course of business.

(h) Except as set forth in Section 3.8(h) of the Company Disclosure Schedule, no claim has been made in writing by any Tax Authority that the Company is subject to Tax in a jurisdiction in which it does not file Tax Returns.

(i) Within the past two years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) The Company will not be required to include any material adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 of the Code as a result of any change in method of accounting.  The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date. The Company has not entered into with the Internal Revenue Service any closing agreement within the meaning of Section 7121 of the Code.

(k) The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.

(l) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local Tax law in jurisdictions in which such election was available) at all times since September 13, 1995, and each Subsidiary of the Company has been a valid qualified subchapter S Subsidiary within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state and local Tax law in applicable jurisdictions) at all times during its existence (excluding any period during which such Subsidiary was not a Subsidiary of the Company). Each of the Company and its Subsidiaries will maintain such status up to and including, in the event a Section 338(h)(10) Election is made, the Closing Date, or, otherwise, the day immediately preceding the Closing Date.

(m) Section 3.8(m) of the Company Disclosure Schedule identifies each present and former Subsidiary of the Company that is or was a qualified subchapter S Subsidiary within the meaning of Section 1361(b)(3)(B) of the Code. Each Subsidiary so identified was or has been a qualified subchapter S Subsidiary throughout the periods indicated on such schedule.

(n) The Company shall not be liable for any Tax under Section 1374 of the Code (or any other comparable provision of state or local law) in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S Subsidiary) caused by a Section 338(h)(10) Election.  Neither the Company nor any qualified subchapter S Subsidiary of the Company has, in the past ten years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S Subsidiary.

(o) Each Company Benefit Plan and each other contract, agreement, plan, program or arrangement maintained, established or entered into by the Company that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been (i) operated in all material respects in good faith compliance with Section 409A of the Code or an available exemption therefrom from January 1, 2005 through December 31, 2008 (to the extent in existence during such period), and (ii) maintained and operated, since January 1, 2010 (to the extent in existence since such date), in documentary and operational compliance in all material respects with Section 409A or the Code or an available exemption therefrom.  No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company as a result of the operation of Section 409A of the Code.

(p) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code. There is no Contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

Section 3.9 Employee Benefit Plans.

(a) Correct and complete copies of all documents comprising Company Benefit Plans, including, as applicable, (i) each written Company Benefit Plan and any amendments thereto (or, in the case of any such Company Benefit Plan that is unwritten, an accurate and complete description thereof), (ii) the most recent summary plan descriptions for each Company Benefit Plan, (iii) the three (3) most recent annual reports on IRS Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report is required), (iv) the three most recent financial statements and actuarial reports for each Company Benefit Plan (as applicable), (v) each trust agreement, insurance or group annuity contract or other funding vehicle relating to any Company Benefit Plan, (vi) the most recent determination or prototype opinion letter, if any, issued by the Internal Revenue Service (and any pending application for a determination or prototype opinion letter) and (vii) any other material document with respect to each Company Plan, in each case, were made available by the Company to the Purchaser prior to the date of this Agreement in the Virtual Data Room and are listed in Section 3.9(a) of the Company Disclosure Schedule.

(b) All Company Benefit Plans are valid and binding and in full force and effect, and there are no material defaults by the Company thereunder.  Since January 1, 2009, each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code, and other applicable Law, and the Company and each ERISA Affiliate has performed and complied in all material respects with all of its obligations under or with respect to each Company Benefit Plan, including the reporting and disclosure obligations and fiduciary obligations under ERISA.  Any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable prototype opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination or prototype opinion letter.  The Company does not have any obligation to provide any post-employment or retiree welfare benefits (including without limitation health, accident, disability, life insurance or death benefits) to any current or former employees, consultants or directors of the Company, or the spouses, dependents or beneficiaries of any of the foregoing, under any Company Benefit Plan or otherwise (except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).  There are no pending or, to the Knowledge of the Company, threatened Proceedings relating to the Company Benefit Plans, except for pending or threatened Proceedings for routine claims for benefits in the ordinary course.  Neither the Company nor, to the Company’s Knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in, or failed to engage in, any transactions with respect to any Company Benefit Plan, including any non-exempt prohibited transaction within the meaning of Section 4975 of the Code or 406 of ERISA, that would subject the Company to any material Tax, damages or penalties imposed by Section 409, 4975 or 4980B of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA.

(c) No Company Benefit Plan, and no employee benefit plan contributed to by the Company or any ERISA Affiliate is, and the Company does not have any liability (whether fixed or contingent, direct or indirect) with respect to (i) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer” plan (within the meaning of Section 413(c) of the Code) or (iv) a  “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and neither the Company nor any ERISA Affiliate has contributed to any such plan during the six (6) year period immediately preceding the date of this Agreement.  No Company Benefit Plan, and no employee benefit plan sponsored or contributed to by the Company or an ERISA Affiliate has an accumulated funding deficiency for purposes of Section 412 of the Code and each such plan is fully funded on both an ongoing and a termination basis and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA with respect thereto.

(d) (i) All contributions and all premium payments and expenses required to be made, and required claims to be paid, under the terms of any Company Benefit Plan have been timely made in full to the extent due or reserves established therefor on the Company Financial Statements; (ii) the Company has not received any notice that any Company Benefit Plan is under audit or review by any Governmental Entity and no such audit or review is pending and, to the Knowledge of the Company, no such audit or review is threatened; and (iii) the Company has not filed, and is not considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.

(e) The Company and each of its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.  No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.  The obligations of all Company Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.  No Company Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(f) All actions contemplated under this Agreement are permissible under the terms of each Company Benefit Plan and the documents evidencing each Company Option and each Performance Unit, as applicable, or the Company will obtain the necessary Consent to effect such actions.

(g) Except as set forth on Section 3.9(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, will (i) entitle any current or former employee, consultant or director of the Company or any group of such employees, consultants or directors to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(h) No Company Benefit Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former employee or other service provider of the Company (or any dependent thereof) which compensation or benefits are subject to the laws of any jurisdiction outside of the United States.

Section 3.10 Labor Matters.

(a) No executive or key employee of the Company and no group of employees or independent contractors of the Company has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company, and, to the Company’s Knowledge, no such Person or Persons has any plans to terminate employment with or services for the Company.

(b) Except as set forth in Section 3.10(b)(i) of the Company Disclosure Schedule, the Company is in compliance in all material respects with all Laws governing employment and labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of income, Social Security Taxes and similar Taxes.  Except as set forth on Section 3.10(b)(ii) of the Company Disclosure Schedule, the Company has properly classified each of its service providers as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act) and has properly reported all compensation paid to such service providers for all purposes.

(c) The Company is not and has never been a party to any collective bargaining or similar agreement, contract or legally binding commitment to any trade union or employee organization in respect of or affecting any employees of the Company, and is not currently engaged in any negotiation with any trade union or employee organization, and no trade union or employee organization is currently representing, purporting to represent or, to the Company’s Knowledge, attempting to organize or otherwise represent, any employees of the Company.  Since January 1, 2009, the Company has not experienced any employee strikes, work stoppages, slowdowns lockouts or other organized work disruptions and, to the Knowledge of the Company, no such disruptions are threatened.  There are no material unfair labor practice charges, grievances, claims, complaints or proceedings pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.  Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, there are no material complaints, charges, claims or proceedings brought or filed against the Company pending, or to the Knowledge of the Company, threatened, to be brought or filed by an employee of the Company, with any Governmental Entity or Judicial Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company.

(d) The Company has not, since January 1, 2009, effectuated: (i) any “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) any “mass layoff” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or facility of the Company.

(e) To the Company’s Knowledge, no service provider of the Company is in violation of any written agreement with a former employer or other entity relating to the disclosure or use of trade secrets or proprietary information.

(f) There are no material Liabilities, whether contingent or absolute, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Company Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

Section 3.11 Real Property and Tangible Assets.

(a) The Company does not own any real property.  Section 3.11(a) of the Company Disclosure Schedule sets forth all real property leased or subleased by the Company (collectively, the “Leased Real Property”).  Correct and complete copies of all leases and any other material Contracts relating to such Leased Real Property were made available by the Company to the Purchaser prior to the date of this Agreement in the Virtual Data Room.  All such leases are legally valid and binding and in full force and effect and the Company holds a good, marketable and valid leasehold interest in each Leased Real Property, subject only to Permitted Liens.  Neither the Company nor, to the Knowledge of the Company, any other party is in breach or violation of, or default under, any such lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such lease.

(b) The Company owns or leases all tangible assets necessary for the conduct of the Business, as presently conducted (the “Assets”).  Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, the Company has good and marketable title to, or, in the case of leased Assets, valid and subsisting leasehold interests in (subject to the Equitable Exceptions), all of its respective Assets, free and clear of all Liens, except for Permitted Liens.  All such Assets are, in all material respects, in reasonable operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they are currently used.

Section 3.12 Intellectual Property.

Section 3.12 of the Company Disclosure Schedule lists all Registered IP and Software that is owned or purported to be owned by the Company.  Except as set forth in Section 3.12 of the Company Disclosure Schedule, all Company Owned IP is owned solely by the Company, free and clear of all Liens other than Permitted Liens.  The Company has taken commercially reasonable measures to protect the secrecy and confidentiality of any and all Confidential Information owned by the Company or disclosed to the Company by another Person under a written confidentiality obligation.  Section 3.12 of the Company Disclosure Schedule lists all license agreements to which the Company is a party, either as licensor or licensee, with respect to: (i) any Company Owned IP, or (ii) any other Intellectual Property that is necessary for the conduct of the Business, as conducted by the Company on the date hereof, except for non-exclusive licenses to generally-available Software subject to “shrink-wrap” or “click-through” Software licenses and non-exclusive licenses to Intellectual Property providing for payments of less than $100,000 in any fiscal year (collectively, the “License Agreements”).  The Company has, prior to the date of this Agreement, made available to the Purchaser in the Virtual Data Room correct and complete copies of all such License Agreements.  Except as set forth in Section 3.12 of the Company Disclosure Schedule, all of such License Agreements are in full force and effect, subject to the Equitable Exceptions, with no material default on the part of the Company who is a party thereto or, to the Company’s Knowledge, on the part of the other parties thereto.  Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company has good and valid title to or the right to use all Intellectual Property necessary for the conduct of the Business, as conducted by the Company on the date hereof, without the payment of any royalty or similar payment.  To the Company’s Knowledge, neither the conduct of the Business by the Company, as conducted by the Company on the date hereof, nor its use of any Company Owned IP, infringes on (whether directly or indirectly), misappropriates or otherwise materially violates any Intellectual Property right of any other Person.  To the Company’s Knowledge, no other Person is infringing (whether directly or indirectly), misappropriating or otherwise materially violating any Company Owned IP.

Section 3.13 Environmental Matters.

(a) The representations and warranties set forth in this Section 3.13 are the sole and exclusive representations and warranties hereunder pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws, and no other representation or warranty set forth herein shall be read or construed as to address environmental, health or safety matters.  Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(i) the operations of the Company since January 1, 2009 have complied with, and are currently in compliance, in each case in all material respects with, all applicable Environmental Laws;

(ii) the Company has not, since January 1, 2009, received any written notice of or, to the Knowledge of the Company, been threatened or charged with, any violation respecting any: (A) Environmental Laws, (B) Remedial Actions or (C) Release or threatened Release of a Hazardous Material;

(iii) to the Knowledge of the Company, the Company is not currently the subject of any outstanding Order of any Governmental Entity respecting any: (A) Environmental Laws, (B) Remedial Actions or (C) Release or threatened Release of a Hazardous Material;

(iv) the Company is not currently subject to any pending or, to the Knowledge of the Company, threatened written claim alleging that the Company is in violation of any Environmental Law or any Environmental Permit or otherwise has any liability under any Environmental Law;

(v) there are no currently pending or, to the Knowledge of the Company, threatened investigations of the Business of the Company, or, to the Knowledge of the Company, any currently or previously owned or leased property of the Company under Environmental Laws, which would reasonably be expected to result in the Company incurring any material liability pursuant to any Environmental Law; and

(vi) to the Company’s Knowledge, no Release of Hazardous Materials from or other environmental damage exists in, on or under any currently owned or previously owned property of the Company, or has originated, or migrated offsite from those areas, including offsite disposal thereof, which would reasonably be expected to result in the Company incurring any material liability under any  Environmental Laws.

(b) The Company has made available to Purchaser in the Virtual Data Room prior to the date hereof true and correct copies of all environmental site assessment reports and other documents relating to the environmental condition or status of any currently or previously owned or leased real property of the Company, and the Company’s compliance with Environmental Laws, that are, in each case, within the possession and control of the Company.

(c) No Permits are necessary for the Company to conduct the Business in compliance with applicable Environmental Laws.

Section 3.14 Insurance.

The Company is insured against such risks, and are subject to customary exclusions and deductible amounts, as companies engaged in a similar line of business would, in accordance with good business practice, customarily be insured.  Section 3.14 of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all insurance policies maintained by the Company.  The Company has, prior to the date of this Agreement, made available to the Purchaser in the Virtual Data Room correct and complete copies of all such insurance policies.  All such insurance policies are: (a) in full force and effect and the Company has not received any notice of a cancellation, threatened termination or material premium increase with respect to any such insurance policies; and (b) sufficient for compliance by the Company with all requirements of applicable Law and of all Material Contracts that require particular levels of insurance coverage.  There are no material claims by the Company under any such insurance policy or bonds pending.  All premiums with respect to such insurance policies covering all periods up to and including the date of this Agreement have been or will be paid as of the Closing Date or will be accrued as Current Liabilities in the Final NWC, and to the Knowledge of the Company, the Company is otherwise in compliance in all materials respects with the terms of such policies.  With respect to matters for which the Company is self-insured, the Company maintains appropriate reserves for any claims that may not be covered thereby.

Section 3.15 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.15(a)(i) of the Company Disclosure Schedule, the Business has been at all times since January 1, 2009 and is being conducted by the Company in compliance, in all material respects, with applicable Laws.  Except as set forth in Section 3.15(a)(ii) of the Company Disclosure Schedule, no investigation, review or Proceeding by any Governmental Entity in relation to any actual or alleged material violation of Law by the Company is pending or, to the Company’s Knowledge, threatened, nor has the Company received any written notice from any Governmental Entity indicating an intention to conduct the same.  The Company is not a party to any consent or similar Contract that: (i) materially restricts their conduct of the Business; or (ii) would otherwise reasonably be expected to, either individually or in the aggregate, result in a Company Material Adverse Effect.  Since January 1, 2009, the Company has not received any written notice of, or been charged with, the violation of any material Law.

(b) The Company has obtained all material Permits reasonably necessary for it to conduct the Business in compliance, in all material respects, with applicable Law (the “Company Permits”) and all of the Company Permits are valid and in full force and effect in all material respects.  No material defaults or violations exist or have been recorded in respect of any of the Company Permits.  No Proceeding is pending or, to the Knowledge of the Company, threatened, concerning the revocation, limitation or non-renewal of any Company Permit.  Since January 1, 2009, the Company has not had any material Company Permit that was used in the conduct of the Business recorded, withdrawn, cancelled, terminated or not renewed.

Section 3.16 Certain Payments.

To the Knowledge of the Company, neither the Company nor any of its directors, officers, agents or employees (in their capacities as such) has: (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977, as amended; (b) made any other unlawful payment, gift or contribution, in each case for the purpose of: (x) obtaining favorable treatment in securing business; (y) paying for favorable treatment for business secured; or (z) obtaining special concessions or for special concessions already obtained; or (c) engaged in any business or effected any transactions with any Person (i) located in a Restricted Nation; (ii) that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (iii) that is a government of a Restricted Nation; (iv) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (v) that is a Specially Designated National.

Section 3.17 Related Party Transactions.

Except: (a) as set forth in Section 3.17(a) of the Company Disclosure Schedule; or (b) pursuant to employment agreements, the Company is not party to any direct or indirect business arrangement or relationship with or has any liabilities or obligations to any shareholder, director, officer, consultant or Business Employee of the Company.  Except as set forth in Section 3.17(b) or Section 3.2(b) of the Company Disclosure Schedule, no shareholder, director, officer, consultant or Business Employee of the Company personally owns, directly or indirectly, any material property or right (whether tangible or intangible) that is used by the Company.  Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, other than obligations to pay compensation arising in the ordinary course of business, there are no debts or other obligations owed by the Company to any shareholder, director, officer, consultant or Business Employee of the Company.

Section 3.18 Brokers.

Except as set forth in Section 3.18 of the Company Disclosure Schedule, no broker, finder, investment banker or other Person has been engaged by the Company that is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions.

Section 3.19 Banks; Powers of Attorney.

Section 3.19(a) of the Company Disclosure Schedule lists as of the date hereof the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company.

Section 3.20 Information Supplied.

None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Purchaser’s stockholders or at the time of the Purchaser Stockholder Meeting or the Company Shareholder Consent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.21 Shareholder Approval; No Appraisal Rights.

The Company Shareholder Approval is the only action of the Company Shareholders required to approve this Agreement and the Transaction Documents to which the Company is a party, the Merger and the other transactions contemplated hereby and thereby.  Upon execution and delivery of the Company Shareholder Consent by all Company Shareholders who at such time hold Company Shares, no Company Shareholder will have a right of appraisal of its Company Shares under applicable Law.

Section 3.22 No Other Representations or Warranties

Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule) or in the Transaction Documents, no express or implied representation or warranty is being made by the Company or any of the Company Shareholders concerning the Company.

Section 3.23 Disclaimer of the Company

EXCEPT AS SET FORTH IN THIS ARTICLE III OR IN THE TRANSACTION DOCUMENTS, NEITHER THE COMPANY NOR ANY OF ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE BUSINESS, THE COMPANY SHARES OR ANY OTHER ASSETS, LIABILITIES, OPERATIONS, BUSINESSES, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE) OF THE COMPANY, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE COMPANY OR THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE COMPANY PRIOR TO THE CLOSING OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR THE BUSINESS AFTER THE CLOSING (SUCH REPRESENTATIONS AND WARRANTIES OTHER THAN THOSE SET FORTH IN THIS ARTICLE III OR IN THE TRANSACTION DOCUMENTS, THE “NON-REPRESENTATION INFORMATION”), AND NEITHER THE COMPANY NOR ANY OF ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS OR WARRANTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS AND NO SUCH PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER, THE SURVIVING CORPORATION OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY NON-REPRESENTATION INFORMATION RELATING TO THE COMPANY OR THE BUSINESS, INCLUDING THE VIRTUAL DATA ROOM, MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, CONFIDENTIAL INFORMATION MEMORANDA, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY NON-REPRESENTATION INFORMATION IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER AND MERGER SUB

The Purchaser and Merger Sub each hereby represent and warrant to the Company, subject to the exceptions set forth in the Purchaser Disclosure Schedule, as follows:

Section 4.1 Existence; Good Standing; Authority; Enforceability.

(a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly incorporated, validity existing and in good standing under the laws of the Commonwealth of Virginia.  Each of the Purchaser and Merger Sub has all requisite corporate power and authority to own and operate its respective properties and to conduct its respective business as now conducted.  The Purchaser and Merger Sub are each duly licensed or qualified to do business as a foreign corporation, and each is in good standing under the laws of each other jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) The copies of the Purchaser’s certificate of incorporation and bylaws most recently filed with the Purchaser SEC Reports are true, complete and correct copies of such documents, in each case as in effect as of the date of this Agreement.

(c) The Purchaser and Merger Sub each has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its respective obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by the Purchaser and Merger Sub of this Agreement and the other Transaction Documents to which each is or will be a party, the performance of their respective obligations hereunder and thereunder, and the consummation by the Purchaser and Merger Sub of the Transactions, have been duly authorized by all requisite corporate action on the part of the Purchaser and Merger Sub, and no other corporate authorization or proceedings on the part of the Purchaser or Merger Sub are required therefor.

(d) This Agreement and each other Transaction Document to which the Purchaser or Merger Sub is or will be a party have been or will be duly executed and delivered by the Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, each constitutes or will constitute a legal, valid and binding obligation of the Purchaser or Merger Sub (as applicable), enforceable against the Purchaser or Merger Sub (as applicable) in accordance with its terms, except for the Equitable Exceptions.

Section 4.2 No Conflicts; All Necessary Consents.

(a) Assuming receipt of the Consents set forth on Section 4.2(b) of the Purchaser Disclosure Schedule, neither the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and the other Transaction Documents to which it is or will be a party, nor the consummation by the Purchaser and Merger Sub of the Transactions, will violate, conflict with, breach or constitute a default under, result in the creation of any Lien upon assets of the Purchaser under, result in any loss of a benefit under, require any consent under or give to others any rights of termination, acceleration or cancellation (in each case, with or without the giving of notice, the lapse of time or both), any of the provisions of: (i) any of the Organizational Documents of the Purchaser or Merger Sub; (ii) any material Contract to which the Purchaser or Merger Sub is a party, or by which the Purchaser or Merger Sub or any of their respective properties or assets is otherwise bound; (iii) any Law applicable to the Purchaser or Merger Sub or any of their respective properties or assets; or (iv) any Permit or Order applicable to the Purchaser other than, in the case of clauses (ii), (iii) and (iv), as would not individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b) Except as set forth in Section 4.2(b) of the Purchaser Disclosure Schedule, the execution, delivery and performance by the Purchaser and Merger Sub of this Agreement and the other Transaction Documents to which either is or will be a party, and the consummation by the Purchaser and Merger Sub of the Transactions will not require the Purchaser or Merger Sub to obtain or make any consent, waiver, approval, authorization, order or permit of, declaration, filing or registration with, other action by, or notification to, any Governmental Entity.  To the Knowledge of the Purchaser, there is no fact or circumstance existing as of the date of this Agreement that would materially impede, hinder or delay the consummation of the Merger by the Purchaser and Merger Sub.

Section 4.3 Purchaser SEC Reports; Sarbanes-Oxley.

(a) The Purchaser has made available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, the Purchaser Certifications (as defined below) and other statements, reports, schedules, forms, exhibits and other documents required to be filed by the Purchaser with the SEC, including all amendments thereto since January 1, 2008 (collectively, the “Purchaser SEC Reports”).  Except as set forth in the Purchaser SEC Reports, all statements, reports, schedules, forms, exhibits and other documents required to have been filed by the Purchaser or its officers with the SEC since January 1, 2008 have been so filed on a timely basis.  None of the Purchaser’s Subsidiaries is required to file any documents with the SEC.  As of the time filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Purchaser SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act (as the case may be); and (ii) none of the Purchaser SEC Reports contained, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to the Purchaser SEC Reports required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Purchaser SEC Reports (collectively, the “Purchaser Certifications”) was at the time filed accurate and complete, and complied as to form and content with all applicable Laws. As used in this Section 4.3(a), the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be).  As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Purchaser SEC Reports.  To the Purchaser’s Knowledge, none of the Purchaser SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The Purchaser maintains, and at all times since January 1, 2008 has maintained, disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning the Purchaser or its Subsidiaries required to be disclosed by the Purchaser in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Purchaser is, and has been at all times since January 1, 2008, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of the NASDAQ Global Select, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of the NASDAQ Global Select.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Purchaser SEC Reports (the “Purchaser Financial Statements”): (i) as of the date filed complied as to form in all material respects with accounting requirements and the rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which were or will be material); and (iii) fairly present, in all material respects, the consolidated financial position of the Purchaser and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Purchaser and its consolidated Subsidiaries for the periods covered thereby.

(d) The Purchaser maintains, and at all times since January 1, 2008 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Purchaser and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Purchaser and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Purchaser and its Subsidiaries that could have a material effect on the financial statements.  The Purchaser’s management has completed an assessment of the effectiveness of the Purchaser’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal years ended December 31, 2010 and December 31, 2011 and, except as set forth in the Purchaser SEC Reports filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Purchaser’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Purchaser maintained effective internal control over financial reporting as of December 31, 2010 and December 31, 2011, respectively.  To the Purchaser’s Knowledge, except as set forth in the Purchaser SEC Reports filed prior to the date of this Agreement or as set forth on Section 4.3(d) of the Purchaser Disclosure Schedule, since January 1, 2008, neither the Purchaser nor any of its Subsidiaries nor the Purchaser’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Purchaser; (B) any illegal act or fraud, whether or not material, that involves the Purchaser’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

Section 4.4 Capitalization; Subsidiaries.

As of the date of this Agreement, the authorized capital stock of the Purchaser consists of 75,000,000 shares of Purchaser Stock and 1,000,000 shares of preferred stock, $0.01 par value (“Purchaser Preferred Stock”) of which 80,000 shares have been designated as Series A Junior Participating Preferred Stock, which shares have been reserved for issuance upon the exercise of preferred stock purchase rights issued pursuant to the Rights Agreement.  As of February 29, 2012, (a) 37,388,120 shares of Purchaser Stock were issued and outstanding, (b) options to purchase 2,114,639 shares of Purchaser Stock were outstanding, (c) 751,465 Purchaser restricted stock units were outstanding and (b) no shares of Purchaser Preferred Stock were issued and outstanding.  All outstanding shares of Purchaser Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.  Each outstanding share of capital stock of each Subsidiary of the Purchaser that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.  Exhibit 21.1 to Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.   Except as set forth above, as of February 29, 2012, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Purchaser or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Purchaser or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Purchaser or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 4.5 Undisclosed Liabilities

Neither the Purchaser nor any of its Subsidiaries have any liabilities or obligations that would have been required by GAAP to be reflected in the consolidated balance sheet of the Purchaser and its Subsidiaries, except: (i) for the liabilities and obligations reflected, reserved against or otherwise disclosed in the consolidated balance sheet of the Purchaser and its consolidated Subsidiaries (including the notes thereto) that is included in the Purchaser Financial Statements; and (ii) for such liabilities and obligations as would not be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.6 Absence of Certain Changes or Events

Since December 31, 2011, no events have occurred which have had or would be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  Since December 31, 2011 through the date hereof, (a) the Purchaser and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business; and (b) there has been no: (i) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Purchaser; (ii) redemption or other acquisition by the Purchaser of any of its capital stock; (iii) stock split, reverse stock split, combination or reclassification of the shares of the Purchaser’s capital stock; (iv) material change by the Purchaser in accounting methods, principles or practices except as required by GAAP; or (v) any agreement or commitment, whether in writing or otherwise, to take any action described in clauses (i) through (iv) above.

Section 4.7 Compliance with Law

The Purchaser and its Subsidiaries are, and since January 1, 2009 have been, in compliance with all applicable Laws and, to the Knowledge of the Purchaser, not been given written notice of any violation of any applicable Law, except for failures to comply or violations that: (a) are disclosed in the Purchaser SEC Reports; or (b) have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  There is no Order outstanding against the Purchaser or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.8 Certain Payments

To the Knowledge of the Purchaser, neither the Purchaser nor any of its Subsidiaries or their respective directors, officers, agents or employees (in their capacities as such) have: (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977, as amended; (b) made any other unlawful payment, gift or contribution, in each case for the purpose of: (x) obtaining favorable treatment in securing business; (y) paying for favorable treatment for business secured; or (z) obtaining special concessions or for special concessions already obtained; or (c) engaged in any business or effected any transactions with any Person (i) located in a Restricted Nation; (ii) that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (iii) that is a government of a Restricted Nation; (iv) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (v) that is a Specially Designated National.

Section 4.9 Litigation

Except: (a) as disclosed in the Purchaser SEC Reports; or (b) as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, there is no Proceeding pending or, to the Purchaser’s Knowledge, threatened against the Purchaser or any of its Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of the Purchaser or any of its Subsidiaries).

Section 4.10 Taxes.

(a) Each of the Purchaser and its Subsidiaries has filed all Income Tax Returns and all other material Tax Returns that it was required to file, and has paid all material Taxes shown thereon as owing or that are otherwise due and payable; and (ii) all such Tax Returns are correct and complete in all material respects.

(b) Except as set forth in Section 4.10(b) of the Purchaser Disclosure Schedule: (i) there are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Purchaser and (ii) the Purchaser has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) Except as set forth in Section 4.10(c) of the Purchaser Disclosure Schedule: (i) no material audit or other examination of any Tax Return of the Purchaser is presently in progress, nor has the Purchaser been notified in writing of any request for such an audit or other examination; and (ii) there is no material dispute or claim concerning any Tax liability of the Purchaser, either: (A) claimed or raised by any Tax Authority in writing, or (B) as to which the Purchaser has Knowledge.

(d) Except as set forth in Section 4.10(d) of the Purchaser Disclosure Schedule, the Purchaser has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Except as set forth in Section 4.10(e) of the Purchaser Disclosure Schedule, (i) neither the Purchaser nor any of its Subsidiaries acquired after December 31, 2006 has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group, the common parent of which was the Purchaser) and (ii) neither the Purchaser nor any of its Subsidiaries has liability for the Taxes of any Person (other than the Purchaser or any of its Subsidiaries) (A) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor, in each case as a result of an acquisition made after December 31, 2006, or (B) by Contract or otherwise (other than as a result of an acquisition made before January 1, 2007).

(f) Except as set forth in Section 4.10(f) of the Purchaser Disclosure Schedule, neither the Purchaser nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(g) Except as set forth in Section 4.10(g) of the Purchaser Disclosure Schedule, neither the Purchaser nor any of its Subsidiaries has any material liabilities for unpaid Taxes which have not been accrued or reserved on the Purchaser Financial Statements in accordance with GAAP, and neither the Purchaser nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the most recent balance sheet included in the Purchaser Financial Statements other than in the ordinary course of business.

(h) No claim has been made in writing by any Tax Authority that the Purchaser is subject to Tax in a jurisdiction in which it does not file Tax Returns.

(i) Within the past two years, neither the Purchaser nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

Section 4.11 Employee Benefit Plans.

(a) All Purchaser Benefit Plans are valid and binding and in full force and effect, and there are no material defaults by the Purchaser thereunder.  Since January 1, 2009, each Purchaser Benefit Plan has been administered and operated in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code, and other applicable Law, and the Purchaser has performed and complied in all material respects with all of its obligations under or with respect to each Purchaser Benefit Plan, including the reporting and disclosure obligations and fiduciary obligations under ERISA, except for any failures to administer, operate, perform or comply that would not reasonably be expected to, either individually or in the aggregate, result in liability that is material to the Purchaser.  Any Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable prototype opinion letter from the IRS, in either case, that has not been revoked, and, to the Knowledge of the Purchaser, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter or prototype opinion letter.  The Purchaser does not provide any post-employment or retiree welfare benefits under any Purchaser Benefit Plan (except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or pursuant to a Purchaser Material Contract).

(b) Except as set forth in Section 4.11(b) of the Purchaser Disclosure Schedule, (i) all contributions and all premium payments required to be made, and required claims to be paid, under the terms of any Purchaser Benefit Plan have been timely made or reserves established therefor on the Financial Statements; and (ii) the Purchaser has not received any notice that any Purchaser Benefit Plan is under audit or review by any Governmental Entity and, to the Knowledge of the Purchaser, no audit or review is pending.

(c) No Purchaser Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” within the meaning of Section 3(37) of ERISA, or Section 302 of ERISA, and the Purchaser has not contributed to any such plan during the six year period immediately preceding the date of this Agreement.  No Purchaser Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(d) With respect to each Purchaser Benefit Plan that is subject to the Law of any jurisdiction other than the United States (a “Foreign Benefit Plan”), except as, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect:  (i) if required to be funded and/or book-reserved, such Foreign Benefit Plan is funded and/or book reserved, as appropriate, to the extent so required based upon reasonable actuarial assumptions and applicable laws and provisions of such Foreign Benefit Plan; and (ii) such Foreign Benefit Plan has been maintained in accordance with its terms and all requirements of applicable Law.

Section 4.12 Material Contracts

With respect to each Contract to which the Purchaser or any of its Subsidiaries is a party that the Purchaser is required by Item 601 of Regulation S-K under the Exchange Act to file as an exhibit to the Purchaser’s reports on Form 10-K, Form 10-Q or Form 8-K of the Exchange Act (the “Purchaser Material Contracts”): (a) neither the Purchaser nor any of its Subsidiaries is in material breach of, or default under, nor has the Purchaser or the applicable Subsidiary thereof received any written notice of material breach of, or default under, such Purchaser Material Contract; (b) to the Purchaser’s Knowledge, no other party to such Purchaser Material Contract is in material breach of, or default under, such Purchaser Material Contract; and (c) such Purchaser Material Contract is a valid, binding and enforceable obligation of the Purchaser or the applicable Subsidiary thereof and, to the Purchaser’s Knowledge, the other parties thereto, subject to the Equitable Exceptions, and is in full force and effect, except for such breaches, defaults or failures to be valid, binding and legally enforceable, or to be in full force and effect, as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.13 Purchaser Stock

Upon receipt of the Purchaser Stockholder Approval, the shares of Purchaser Stock issuable as part of the Merger Consideration will have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any pre-emptive rights.

Section 4.14 No Prior Operations of Merger Sub

Merger Sub was formed solely for the purposes of engaging in the Transactions, and has not engaged, and will not prior to the Closing engage, in any other business activities.

Section 4.15 Financing.

(a) The Purchaser has delivered to the Company a true and complete copy of each of (i) the executed commitment letter from Wells Fargo Bank, National Association, Bank of America, N.A., and Deutsche Bank Trust Company Americas (together, the “Lenders”), together with all exhibits, schedules and annexes thereto (the “Financing Commitment Letter”) and (ii) the executed fee letters associated with the Financing Commitment Letter (the “Fee Letter”), pursuant to which the Lenders have committed to provide the Purchaser with debt financing in an aggregate principal amount of $540,000,000 (the “New Financing”).  The Financing Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the Purchaser’s Knowledge, the other parties thereto as of the date hereof.  As of the date of this Agreement, neither the Financing Commitment Letter nor the Fee Letter has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such withdrawal, rescission, termination, amendment or modification is contemplated. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, the Purchaser is not in breach of any of the terms or conditions set forth in the Financing Commitment Letter, and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of the Purchaser under the Financing Commitment Letter or failure to satisfy any condition precedent applicable to the Purchaser contained therein.  As of the date hereof, the Purchaser has no Knowledge that any of the conditions to the Financing Commitment Letter will not be satisfied or that the New Financing will not be available to the Purchaser on the Closing Date.  As of the date of this Agreement, no Lender has notified the Purchaser of its intention to terminate the Financing Commitment Letter or not to provide the New Financing.  The Purchaser has fully paid any and all commitment fees or other fees required by the Financing Commitment Letter to be paid on or before the date of this Agreement.  Assuming (i) the New Financing is funded in accordance with the Financing Commitment Letter, (ii) the conditions set forth in Section 6.3 will be satisfied as of the Closing Date, the funds from the New Financing, together with funds (including cash on hand of the Purchaser and its Subsidiaries) otherwise available to the Purchaser, will be sufficient to consummate the transactions contemplated by this Agreement and each Transaction Document upon the terms contemplated hereby and thereby, together with any fees and expenses of or payable by the Purchaser on the Closing Date with respect thereto and with respect to the New Financing.

(b) There are no side letters, understandings or other agreements or arrangements relating to the New Financing to which the Purchaser of any of its Affiliates is a party other than (i) as expressly set forth in the Financing Commitment Letter and delivered to the Seller prior to the date of this Agreement and (ii) the Fee Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the New Financing or the conditions precedent thereto under any agreement relating to the New Financing to which the Purchaser or any of its Affiliates is a party, other than as set forth in the Financing Commitment Letter and the Fee Letter that do not impact the conditionality of the New Financing (the “Disclosed Conditions”). No Person has any right to impose, and none of the Purchaser or any Lender has any obligation to accept, any condition precedent to such funding other than the Disclosed Conditions nor any reduction to the aggregate amount available under the Financing Commitment Letter on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Financing Commitment Letter on the Closing Date). As of the date of this Agreement, the Purchaser believes that it will be able to satisfy on a timely basis any conditions to the funding of the full amount of the New Financing, and that the New Financing will be available to the Purchaser on the Closing Date.  For the avoidance of doubt, the Purchaser’s obligations under this Agreement are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the consummation of any transaction contemplated by this Agreement and each Transaction Document.

Section 4.16 Information Supplied

None of the information supplied or to be supplied by the Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Purchaser’s stockholders or at the time of the Purchaser Stockholder Meeting or the Company Shareholder Consent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 4.17 Required Vote

The Purchaser Stockholder Approval is the only vote of Purchaser’s stockholders required to approve (a) the issuance of the Purchaser Stock pursuant to this Agreement and (b) this Agreement and the Transaction Documents to which Purchaser is a party, the Merger and the other transactions contemplated hereby and thereby.

Section 4.18 Opinion of Financial Advisor

The Purchaser has received the opinion of Moelis & Company LLC, dated as of the date of this Agreement, to the effect that, as of such date and subject to the assumptions and qualifications made therein, the consideration to be paid by the Purchaser in the Merger is fair from a financial point of view to the Purchaser, a signed copy of which opinion has been delivered to the Company.

Section 4.19 No Other Representations or Warranties

Except for the representations and warranties contained in this Article IV (as modified by the Purchaser Disclosure Schedule) or in the Transaction Documents, the Purchaser and Merger Sub do not make any express or implied representation or warranty concerning themselves.

Section 4.20 Independent Investigation; Representations

The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition and prospects of the Company and the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions (whether written or oral) of the Company (except the specific representations and warranties set forth in Article III as modified by the Company Disclosure Schedule and in the Transaction Documents).  The Purchaser hereby acknowledges and agrees that other than the representations and warranties made in Article III or in the Transaction Documents, none of the Company or any of its Shareholders, officers, directors, employees or representatives makes or has made any representation or warranty, express or implied, written or oral, at law or in equity, in respect of the Company, the Business, the Company Shares, or any other assets, Liabilities, operations, businesses, prospects or condition (financial or otherwise) of the Company, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Company or the Business by the Purchaser after the Closing in any manner other than as used and operated by the Company prior to the Closing or (iii) the probable success or profitability of the Company or the Business after the Closing, and none of the Company or any of the Company Shareholders, officers, directors, employees or representatives has any authority, express or implied, to make any representation or warranty not expressly set forth in this Agreement or in the Transaction Documents and no such Person will have or be subject to any liability or indemnification obligation to the Purchaser, the Surviving Company or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any Non-Representation Information relating to the Company or the Business, including in the Virtual Data Room, management presentations, functional “break-out” discussions, confidential information memoranda, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.  The Purchaser further acknowledges and agrees that any Non-Representation Information has been expressly disclaimed.

ARTICLE V

COVENANTS

Section 5.1 Preparation of the Proxy Statement; the Purchaser Stockholders Meetings.

(a) As soon as reasonably practicable following the date of this Agreement (but in any event no later than 15 Business Days after the date of this Agreement), the Purchaser shall prepare and file with the SEC the Proxy Statement.  The Purchaser shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement.  The Purchaser shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Purchaser’s stockholders as promptly as reasonably practicable after the resolution of any such comments.  The Purchaser shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of the Purchaser Stock in the Merger and the Company shall furnish all information concerning the Company and the Company Shareholders as the Purchaser may reasonably request in connection with any such action.  No filing of, or amendment or supplement to, the Proxy Statement will be made by the Purchaser without providing the Company and its counsel the reasonable opportunity to review and comment thereon and giving due consideration to such comments.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement or the Merger.  If at any time prior to the Effective Time any information relating to the Company or the Purchaser, or any of their respective affiliates, officers or directors, should be discovered by the Company or the Purchaser which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information must be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Shareholders and the stockholders of the Purchaser.

(b) The Purchaser shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Purchaser Stockholder Meeting in accordance with applicable Law, the Purchaser’s certificate of incorporation and bylaws for the purpose of obtaining the Purchaser Stockholder Approval.  The Purchaser shall (i) through the Board of Directors of the Purchaser, recommend to its stockholders the approval of the issuance of the Purchaser Stock pursuant to this Agreement and include in the Proxy Statement such recommendation, (ii) use its reasonable best efforts to solicit and obtain such approval and (iii) not withdraw or modify, or publicly propose to withdraw or modify, the recommendation contemplated by clause (i); provided, that, notwithstanding the foregoing, nothing herein shall restrict the Board of Directors of the Purchaser after consultation with its outside counsel from disclosing information to the stockholders of the Purchaser, consistent with fiduciary duties and applicable Law.  The Purchaser shall adjourn the Purchaser Stockholder Meeting (A) from time to time at the written request of the Company for up to 10 days upon each such request in the event there shall not be a quorum at the Purchaser Stockholder Meeting and (B) on one occasion at the written request of the Purchaser for up to 10 days in the event the Purchaser reasonably believes based on information from the Purchaser and its proxy solicitor that less than the number of shares of the Purchaser Stock required for the Purchaser Stockholder Approval intend to or have voted “against”, and less than the number of shares required for the Purchaser Stockholder Approval intend to or have voted “for”, the issuance the Purchaser Stock pursuant to this Agreement.

(c) Subject to Section 5.1(b), at the Purchaser Stockholder Meeting the stockholders of the Purchaser shall be permitted to consider and vote upon, and the Proxy Statement may contain information relating to, such other business as may properly come before an annual meeting of the stockholders.

Section 5.2 Affirmative Covenants

From the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with Article VIII (the “Pre-Closing Period”), and except as otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser, the Company shall: (a) conduct the Business of the Company only in the ordinary course of business consistent with past practice; and (b) use its commercially reasonable efforts to: (i) preserve the present business operations, organization and goodwill of the Company, (ii) maintain satisfactory relations with, and keep reasonably available the services of, the current officers and other key employees of the Company, (iii) maintain in effect all material Permits that are required for the Company to operate the Business, (iv) preserve its present relationships with customers, suppliers and distributors and others having material business relationships with the Company and (v) maintain assets of the Company in good condition and in compliance, in all material respects, with Laws.

Section 5.3 Negative Covenants of the Company

During the Pre-Closing Period, without the prior written consent of the Purchaser (such consent to not be unreasonably withheld, conditioned or delayed), except as otherwise expressly contemplated by this Agreement, the Company shall not:

(a) enter into, amend or modify in any material respect, or terminate prior to the scheduled termination date set forth therein, any Material Contract, or otherwise waive, release, assign, cancel or compromise any material debt, claim, benefit, obligation or right, or bill and collect accounts receivable other than consistent with past practice;

(b) make any capital expenditure or enter into any commitment therefor in excess of $100,000 for any single expenditure or series of related expenditures;

(c) (i) change its authorized or issued capital stock, (ii) transfer, issue, sell, dispose of, or grant any shares of capital stock, debt security, warrant, option, call, right to purchase or similar right regarding its capital stock; purchase, redeem, retire or otherwise acquire, or offer to purchase, redeem or otherwise acquire any of shares of its capital stock, (iii) declare, set aside or pay any dividend or make any distribution (whether payable in cash, stock or property) or payment in respect of its capital stock, except for cash dividends that do not reduce Final Closing Cash below zero dollars, (iv) split, subdivide, recapitalize, combine or reclassify its capital stock or (v) enter into or modify any agreement or Contract with any Company Shareholder or any Affiliate of any Company Shareholder;

(d) amend any of its Organizational Documents;

(e) (i) hire or terminate any employee, consultant or director (except for the hiring of non-executive employees with aggregate annual compensation below $150,000 hired in the ordinary course of business), (ii) increase or establish, or commit to increase or establish, whether orally or in writing, any form of compensation or benefits payable by the Company, including without limitation, pursuant to any Company Benefit Plan (except as required by any Law), (iii) adopt, enter into, establish, amend, modify or terminate any Company Benefit Plan (other than modifications that may be required to comply with Law) or increase the benefits provided thereunder, (iv) accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan or (v) grant any equity or equity-linked awards or any other cash bonus, incentive, performance or other incentive compensation plan;

(f) enter into, modify or terminate any employment, termination, labor or collective bargaining agreement of the Company or, through negotiations or otherwise, make any commitment or incur any liability to any employee or labor organizations or announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company;

(g) (i) incur, redeem or assume any long-term or short-term indebtedness for borrowed money, enter into any hedging or off balance sheet financing arrangements, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (ii) make any loan, advance or capital contribution to, or investment in, any other Person, or (iii) subject to any Lien any of the properties or assets (whether tangible or intangible) of the Company, except for Permitted Liens and Liens that will be released at or prior to the Closing;

(h) enter into any transaction that would be required to be disclosed under Section 3.17 (Related Party Transactions);

(i) (i) acquire (whether pursuant to merger, stock or asset purchase or otherwise) any material properties or assets, (ii) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Company (except for the purpose of disposing of obsolete or worthless assets or in connection with the Merger), (iii) abandon, fail to maintain or allow to expire (other than at the natural expiration of its term), or sell or exclusively license to any Person, any material Intellectual Property, or (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(j) change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes required by GAAP, as concurred in by its independent public accountants;

(k) (i) enter into any agreement or arrangement that materially limits or otherwise materially restricts the Company or, upon completion of the Merger, the Purchaser or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location, (ii) permit any material insurance policy naming the Company as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to the Purchaser or (iii) materially modify the Company’s standard warranty terms for its services and products;

(l) commence any Proceeding against any other Person or compromise, settle, pay or discharge any Proceeding or dispute (including any settlement or consent to settlement of any material Tax claim); provided, however, that: (i) the consent of the Purchaser shall not be required with respect to the settlement of any Proceeding or dispute by the Company if such settlement: (A) involves solely a cash settlement payment to the Person with which the settlement is being effected that is paid out of cash on hand at the Company, (B) provides for the full and unconditional release of the Company from any and all Liability in respect of the matters underlying such settlement, and (C) does not: (1) include an admission of guilt on the part of the Company, or (2) impose any restrictions on the future conduct of the Company;

(m) make, change or rescind any material Tax election, file any amended material Tax Return, enter into any closing agreement or settle any Tax audit or proceeding relating to the Company, surrender any right to claim a refund for a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or settle or compromise any Tax liability if such action would have the effect of increasing the Tax liability or adversely affecting the Tax position of the Purchaser or the Surviving Corporation in a taxable period beginning after the Closing Date or the post-Closing portion of any Straddle Period; or

(n) enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize anything prohibited by this Section 5.3.

Section 5.4 Negative Covenants of the Purchaser.

During the Pre-Closing Period, without the prior written consent of the Company (such consent to not be unreasonably withheld, conditioned or delayed), except as otherwise expressly contemplated by this Agreement or the Transaction Documents, the Purchaser shall not:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Purchaser or any of the Purchaser Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (except Permitted Liens), any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than pursuant to the Purchaser 2010 Incentive Award Plan outstanding as of the date of this Agreement.

(c) (i) amend its Organizational Documents or (ii) merge or consolidate with any Person;

(d) authorize, commit or agree to take any of the actions prohibited by this Section 5.4; or

(e) take any action or fail to take any commercially reasonable action that would result in a breach of the representations and warranties set forth in Section 4.15.

Section 5.5 Access to Information

Except as precluded by any confidentiality agreement or similar agreement or arrangement between the Company and any Person, or pursuant to applicable Law, during the Pre-Closing Period the Company shall provide the Purchaser and its Affiliates, and its and their respective officers, employees, accountants, counsel, financial advisers and other representatives, with access to the officers, employees, accountants, accountants’ work papers, facilities, properties, operations and books and records (including Contracts and financial and operating data) of the Company.  The Company shall make extracts of and copies of such books and records upon request by the Purchaser or its officers, employees, accountants or other advisors.  The Company shall cause its officers, employees, accountants, counsel, financial advisers and other representatives to cooperate with the Purchaser and the Purchaser’s representatives in connection with such investigation and examination.

Section 5.6 Confidentiality

The Purchaser and the Company each acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the mutual nondisclosure agreement between the Purchaser and the Company dated January 25, 2012 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.

Section 5.7 Regulatory and Other Authorizations.

(a) Generally.  During the Pre-Closing Period, the Purchaser and the Company shall, in good faith and in a reasonably timely manner, use their respective commercially reasonable efforts to: (i) take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions; and (ii) cause the Closing conditions contained in Article VI applicable to such Person to be satisfied.  Without limiting the generality of the foregoing, the Purchaser and the Company shall, in good faith and in a reasonably timely manner, use their respective commercially reasonable efforts to obtain all required Consents from Governmental Entities on or prior to the Closing Date.  The Purchaser and the Company shall give any notices to Governmental Entities and third parties, and use commercially reasonable efforts to obtain any Consents under any Contracts, Permits or Orders necessary, proper or advisable in connection with the Merger; provided, however, that, prior to the Effective Time, the Company and the Purchaser shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any such Contracts, Permits or Orders in connection with consummation of the Merger and in seeking any such actions, notices, consents, approvals or waivers.

(b) HSR.  If necessary under applicable Law, the Purchaser shall, and the Company shall: (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act with respect to the Transactions as promptly as practicable and, in any event, as promptly as possible after the date of this Agreement; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by each of them from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Entity in respect of such filings or the Transactions; (iii) seek early termination with respect to the Transactions under the HSR Act; and (iv) use commercially reasonable efforts to cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity with respect to any such filing.  The Purchaser shall, and the Company shall, to the extent permissible under applicable law: (i) use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the HSR Act in connection with the Transactions and otherwise coordinate their efforts in connection with any such filing; (ii) promptly inform the other party of any material written or oral communication with any Governmental Entity regarding any such filing or additional request (which shall include copies of any such written communications); and (iii) otherwise reasonably consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party or its representatives relating to proceedings under the HSR Act.

Section 5.8 Disclosures Concerning Agreement and the Transactions

As soon as reasonably practicable after the date of this Agreement, the Purchaser and the Company shall mutually agree upon a joint initial press release concerning this Agreement, the other Transaction Documents and the Transactions, which shall be disseminated at such time and in such manner as is agreed upon in writing by the Purchaser and the Company (not to be unreasonably withheld, conditioned or delayed).  After such initial press release is disseminated, the Company and Purchaser will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement (which shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements; provided, that each of Purchaser and the Company may make any public statement to the press, analysts, investors, lenders, rating agencies, proxy advisory firms or those attending industry conferences or Purchaser conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Purchaser and the Company (or individually, if approved by the other party).

Section 5.9 Exclusivity

During the Pre-Closing Period, the Company shall, and shall cause its directors, officers, shareholders, employees, agents and advisors (collectively, the “Company Representatives”) to, deal exclusively with the Purchaser and its designated representatives regarding any and all acquisitions of, or investments in, the Company, or the Business, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of capital stock or other equity interests, purchase of assets or otherwise (an “Alternative Transaction”) and, without the prior consent of the Purchaser, the Company shall not, and shall cause the Company Representatives not to: (a) solicit, initiate or otherwise engage in any negotiations, discussions or other communications with any other Person relating to any Alternative Transaction; (b) provide information or documentation to any other Person with respect to the Company or any of its assets in respect of any Alternative Transaction; or (c) enter into any Contract, letter of intent, memorandum of terms or understanding with any other Person in respect of any Alternative Transaction.  The Company shall, and shall cause the Company Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any Alternative Transaction or would reasonably be expected to lead to an Alternative Transaction.  The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Alternative Transaction with or for the benefit of the Company to promptly return or destroy all information, documents, and materials relating to the Alternative Transaction or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of the Company Representatives to such Person or any of the Company Representatives in accordance with the terms of any confidentiality agreement with such Person.

Section 5.10 Notification

During the Pre-Closing Period, the Purchaser and the Company shall each give written notice to the other promptly (and in any event within five Business Days) after acquiring actual knowledge of the occurrence of any omission, event or action that: (a) has caused, or is reasonably likely to cause the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (b) has caused, or is reasonably likely to cause any condition to the other party’s obligation to consummate the Closing not to be satisfied; or (c) would otherwise be reasonably expected to delay materially or prevent the consummation of the Closing.

Section 5.11 D&O Indemnification and Insurance.

(a) Except as required by applicable Law, the Purchaser agrees to honor and fulfill in all material respects the Company’s obligations to provide indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company, as provided in its Organizational Documents or in indemnification agreements (correct and complete copies of which were made available by the Company to the Purchaser in the Virtual Data Room prior to the date of this Agreement), in each case in effect as of the Closing, (i) in accordance with their respective terms, with respect to any indemnification agreements, or (ii) for a period of not less than six years after the Closing Date, with respect to the Organizational Documents.

(b) The Purchaser shall be responsible for paying the cost of a non-cancelable run-off insurance policy, for a period of six years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all Persons who were covered by the Company’s directors and officers policy in effect immediately prior to the Closing Date, which the Purchaser shall procure and put into effect on or prior to the Closing Date; provided, that the Purchaser shall not be required to pay an annual premium for such insurance policy in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement.

Section 5.12 Employee Benefits.

(a) Following the Closing, the Purchaser shall cause the Company to honor all rights to paid time off, including vacation, personal and sick days, accrued by employees of the Company under any Company Benefit Plan through the Closing Date.  For the period from the Closing through December 31, 2013, the Purchaser shall cause the Company to provide to all individuals employed by the Company as of the Closing who continue to be employed after the Closing (“Business Employees”), (i) an annual base salary or hourly wage rate, as applicable, that is no less than the annual base salary or hourly wage rate provided to such Business Employee immediately prior to the Effective Time (disregarding any increase in salary or wage rate made between the date of this Agreement and the Closing Date in violation of Section 5.3(e) above) and (ii) employee benefits (excluding equity-based compensation, retiree medical, retiree life and defined benefit plans) that are no less favorable in the aggregate than those provided to such Business Employee immediately prior to the Closing.

(b) With respect to any employee benefit plan, policy, program or arrangement in which any Business Employee first becomes eligible to participate on or after the Closing Date, and in which such Business Employee did not participate prior to the Closing Date (the “Post-Closing Plans”), the Purchaser shall (and shall cause the Company to) use commercially reasonable efforts to: (i) for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical or vision benefits to any Business Employee, (A) waive all pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions applicable to such Business Employee, except to the extent such pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions would apply under the analogous Company Benefit Plan; and (B) provide each such Business Employee with credit for any co-payments and deductibles paid by such Business Employee during the plan year that includes the Closing Date (to the same extent such credit would have been given under the analogous Company Benefit Plan prior to the Closing); and (ii) for purposes other than benefit accrual under any Post-Closing Plan that is a defined benefit pension, equity incentive or similar plan, recognize all service of such Business Employee with the Company for purposes of eligibility to participate and vesting.  The Purchaser shall designate the Company as a “Designated Subsidiary” within the meaning of the Purchaser’s 2010 Employee Stock Purchase Plan.  Following the Closing, the Business Employees will be eligible to participate in the Purchaser’s 2010 Incentive Award Plan, as amended.

(c) For the period from the Closing through at least December 31, 2013, except as set forth on Schedule 5.12(c) of the Company Disclosure Schedule or as approved by the Senior Executives, the Purchaser shall maintain in full force and effect all of the Company Benefit Plans that were in effect immediately prior to the Closing and shall continue to administer such plans and provide eligibility for benefits to the Business Employees under such plans that are substantially comparable to those in effect immediately prior to the Closing.

(d) During the 16-month period following the Closing, the Purchaser shall not cause a reduction in the number of “shared service” Business Employees who are employed by the Purchaser or its Subsidiaries unless (i) approved by the Senior Executives after the Closing or (ii) such Business Employee is terminated for cause or disruptive behavior.  The Purchaser further agrees to negotiate in good faith with the Senior Executives to develop a severance plan or program for the benefit of “shared service” Business Employees in accordance with Exhibit 5.12(d).

(e) From and after the Closing, the Purchaser agrees to maintain and perform all obligations under the Company’s 2010 Long Term Incentive Program (the “2010 LTIP”) in accordance with the terms of the 2010 LTIP in effect as of the date of this Agreement (except as may be modified in accordance with the terms of the 2010 LTIP), unless otherwise approved by the Senior Executives after the Closing.  Following the expiration or termination of the 2010 LTIP, but in no event prior to 2013, the Purchaser shall implement a new long-term incentive program for the benefit of Business Employees who remain employed with the Company or its Affiliates at such time, the terms and conditions of which shall be substantially similar to those of the 2010 LTIP (as adjusted for the size and profitability of the business).

(f) Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any employee, independent contractor, director or other service provider of the Company (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time following the Closing; (ii) create any third-party rights in any such current or former service provider of the Company or any of its Subsidiaries (or any beneficiaries or dependents thereof); (iii) require the Purchaser to continue any Company Benefit Plan (other than as set forth in Sections 5.12(c) or (e)) or be construed to prevent, and no action by the Company prior to the Closing shall limit the ability of, the Purchaser from terminating, amending or modifying to any extent or in any respect of any Purchaser Benefit Plan that the Purchaser may establish or maintain; or (iv) be construed as amending any Company Benefit Plan or any Purchaser Benefit Plan.

Section 5.13 Maintenance of Books and Records

For a period of at least seven years after the Closing Date: (a) the Purchaser shall cause the Company to maintain its books and records in existence as of the Closing Date; and (b) upon reasonable written notice, the Purchaser shall cause the Company to provide to any Company Shareholder and its representatives, employees, counsel and accountants access, during normal business hours and upon reasonable advance notice, such books and records relating to periods prior to the Closing Date, and shall permit such Persons to examine and copy, at the sole cost and expense of the party providing access, such books and records to the extent reasonably requested by any such Persons as is reasonably necessary for financial reporting, accounting and Tax matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any claim or assessment.  The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of the Company.

Section 5.14 Shareholder Approval

The Company shall, promptly after the execution of this Agreement and the Related Plan of Merger, obtain the approval and adoption of this Agreement, the Merger and the other Transactions by the required vote of the Company Shareholders under the VSCA and the Company’s Organizational Documents pursuant to the Company Shareholder Consent.

Section 5.15 Tax Matters.

(a) Section 338(h)(10) Election.

(i) At the Purchaser’s option, each Company Shareholder shall: (A) join with the Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Tax law) with respect to the Merger (collectively, a “Section 338(h)(10) Election”); (B) cooperate with the Purchaser and take all commercially reasonable actions necessary and appropriate or requested by the Purchaser (including executing, at or prior to the Closing, IRS Form 8023 and any similar forms under applicable state income tax laws, and otherwise timely preparing, executing or filing such Tax Returns, forms, elections, schedules and other documents that may be required) to effect and preserve any such Section 338(h)(10) Election; (C) take no position to the contrary in any Tax Return, any proceeding before a Tax Authority or otherwise prejudice any such Section 338(h)(10) Election; and (D) include his, her or its respective share of any income, gain, loss, deduction, or other Tax item resulting from a Section 338(h)(10) Election on his, her or its Tax Returns to the extent required by applicable Law and subject to the terms of this Agreement.

(ii) In connection with the Section 338(h)(10) Election, the Purchaser and the Company Shareholders agree that the Merger Consideration and the liabilities of the Company (plus other relevant items required under Section 338(h)(10) of the Code, and Treasury regulations promulgated thereunder) will be allocated to the assets of the Company for Tax purposes in a manner consistent with Sections 338 and 1060 of the Code and the Treasury regulations promulgated thereunder, and shall negotiate in good faith to determine a proposed allocation schedule (the “Allocation Schedule”).  As soon as practicable after the date hereof, in all events within 20 days of the date hereof, the Purchaser shall deliver a proposed Allocation Schedule, based on the assets on the balance sheet of the Company as of February 29, 2012, to the Shareholder Representative, which allocation shall be consistent with Sections 338 and 1060 of the Code and the Treasury regulations promulgated thereunder. The Shareholder Representative shall within 20 days of receipt of such proposed Allocation Schedule notify the Purchaser that it is in agreement with such proposed allocation or of any reasonable objections that it has with respect to such proposed Allocation Schedule, and the Shareholder Representative and the Purchaser agree to consult and attempt to resolve in good faith any such objection. To the extent that the Purchaser and the Shareholder Representative are unable to reach an agreement regarding such objection, the dispute shall be submitted to the Independent Accountants for resolution, with the costs of the Independent Accountants borne equally by the Purchaser and the Company Shareholders.  After the Purchaser and the Shareholder Representative are in agreement on the Allocation Schedule or the Allocation Schedule has otherwise been finally determined, and within 60 days after closing, the Purchaser and the Shareholder Representative will apply the Allocation Schedule to the assets on the balance sheet of the Company as of the Closing Date to create a final allocation schedule (the “Final Allocation Schedule”). The Purchaser, the Company and the Company Shareholders shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such Final Allocation Schedule.   Appropriate adjustments to the Final Allocation Schedule shall be made in the event that the Merger Consideration is adjusted, and such adjustments shall be determined in accordance with the Treasury regulations promulgated under Sections 338 and 1060 of the Code, as agreed by the Purchaser and the Shareholder Representative. In the event that any of the allocations provided on such Final Allocation Schedule are disputed by a Tax Authority, the party receiving notice of such dispute shall use reasonable efforts to notify the other party, and the Company Shareholders and Purchaser shall cooperate in good faith in responding to such challenge to preserve the effectiveness of such Final Allocation Schedule, each at its own cost and expense.

(b) Tax Returns.

(i) The Company Shareholders shall prepare or cause to be prepared and timely file or cause to be timely filed all Income Tax Returns of the Company for all periods ending on or prior to the Closing Date that have not yet been filed and are required to be filed after the Closing Date. The Purchaser agrees that the Transaction Tax Deductions may be claimed in such Income Tax Returns prepared or caused to be prepared by the Company Shareholders.  The Shareholder Representative shall permit the Purchaser to review and comment on each such Income Tax Return not less than ten days prior to filing, and the Shareholder Representative shall consider in reasonable good faith any comments from the Purchaser and attempt in reasonable good faith to resolve any disagreements regarding such Income Tax Returns prior to the due date for filing.

(ii) The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed: (A) all non-Income Tax Returns of the Company for all periods ending on or prior to the Closing Date that have not yet been filed and are required to be filed after the Closing Date, and (B) all Tax Returns of the Company for taxable years or periods ending after the Closing Date.  Such Tax Returns, to the extent relating to any Pre-Closing Taxable Period (including any Straddle Period), shall be prepared consistently with past practice to the extent permitted by applicable law and the Purchaser shall permit the Shareholder Representative to review and comment on each such Tax Return not less than ten days prior to filing.  The Shareholder Representative shall notify the Purchaser of any reasonable objections that it has with respect to any items set forth in such Tax Return, and the Shareholder Representative and the Purchaser agree to consult and attempt to resolve in good faith any such objection.  To the extent that the Purchaser and the Shareholder Representative are unable to reach an agreement regarding the revisions to be made to such Tax Returns, the dispute shall be submitted to the Independent Accountants for resolution, with the costs of the Independent Accountants borne equally by the Purchaser and the Company Shareholders.  The Company Shareholders shall be liable for any Taxes due in respect of such Tax Returns solely to the extent provided in Section 8.2.

(iii) The Purchaser and the Surviving Corporation, on the one hand, and the Company Shareholders and the Shareholder Representative, on the other hand, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes or refunds thereof, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by such parties pursuant to clause (i) or clause (ii) above, or for claiming refunds of Taxes as contemplated under Section 5.15(d) below, as applicable.

(c) Tax Contests. Whenever any Tax Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which the Company Shareholders are or may be liable under Section 8.2, the Purchaser or the Shareholder Representative shall, if informed of such an assertion, promptly inform the other party, and the Shareholder Representative shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Company Shareholders may be liable under this Agreement; provided, however, that if such proceeding or such settlement would reasonably be expected to adversely affect the liability of the Purchaser or the Surviving Corporation for Taxes for any taxable period (or portion thereof) beginning after the Closing Date, the Purchaser shall have the right to participate, at its own expense, in such proceeding and such settlement shall not be agreed to without the consent of the Purchaser, which consent will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, whenever any Tax Authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes relating to a Straddle Period, the Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings would reasonably be expected to affect the amount of Taxes for which the Company Shareholders are liable under Section 8.2, in which case such settlement shall not be agreed to by the Purchaser without the consent of the Shareholder Representative, which consent will not be unreasonably withheld or delayed.  For the avoidance of doubt, in the event of any conflict between this Section 5.15(c) and Section 9.5, the procedures set forth in this Section 5.15(c) shall control.

(d) Tax Refunds.  The amount of any refunds of Taxes of the Company relating to a Tax Return for a Pre-Closing Taxable Period received by the Purchaser or the Surviving Corporation shall be for the account of the Company Shareholders, net of any reasonable cost incurred by the Purchaser or the Surviving Corporation directly attributable to the obtaining and receipt of such refunds, provided, however, that (i) such Taxes were paid by the Company or the Company Shareholders prior to the Closing Date or by the Company Shareholders after the Closing Date (in either case, whether directly, as a result of any indemnity provision under this Agreement or pursuant to any other adjustment to the Merger Consideration) and (ii) such refunds do not arise as a result of a carryback of a loss or other Tax benefit from a taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding the foregoing, in the case of such refunds other than those related to Transaction Tax Deductions, the amount of any such refunds shall be for the account of the Purchaser to the extent such refunds have already been reflected in the Closing Balance Sheet and the Final NWC.  All refunds held by one party for the account of another pursuant to this Section 5.15(d) shall be paid to such other party within fifteen days of receipt.  To the extent any Tax refund for the account of and paid to one party by the other party pursuant to this Section 5.15(d) is subsequently disallowed or required to be returned to the applicable Tax Authority, such recipient of a refund agrees to promptly repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to the other party.

(e) Tax Sharing Agreements.  Any Tax allocation or sharing agreement to which the Company is a party shall be terminated on or before the Closing Date.  After the Closing Date, no party shall have any rights or obligations under any such Tax allocation or sharing agreement.

(f) Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by the Purchaser and the Company Shareholders when due, and the responsible party under applicable law will file or cause to be filed all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.  The expenses of such filing shall be borne equally by the Purchaser and the Company Shareholders.

Section 5.16 Assistance with Financing.

(a) The Company acknowledges that the Purchaser may seek to obtain financing from time to time after the date of this Agreement, including pursuant to the New Financing, although the parties agree and acknowledge that the Purchaser’s receipt of any such financing shall not be a condition to the Purchaser’s obligation to consummate the Transactions.  In furtherance of such efforts, the Purchaser will need to provide third parties, including lenders from whom the Purchaser intends to obtain such financing, including the Lenders (the “Financing Parties”), the information which is reasonably customary in connection with the arrangement of debt financing (the “Company Information”), including, without limitation, the following:  (i) as promptly as practicable all historical financial and other pertinent historical information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Purchaser in connection with the financing contemplated by the New Financing (including such information which Purchaser has determined is necessary for the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries customary for such financing or reasonably necessary for the syndication of the New Financing by the financing sources) and (ii) furnishing all financial statements expressly required by the Financing Commitment Letter within the time periods specified therein. Upon the reasonable request of the Purchaser, the Company shall provide the Company Information to the Purchaser or a Financing Party upon such Financing Party’s customary undertaking of confidentiality.  In addition, the Company shall provide reasonable cooperation, and shall cause its independent accountants to cooperate, as reasonably requested by the Purchaser, in connection with the arrangement of, and the negotiation of agreements with respect to, any such financing.

(b) During the Pre-Closing Period, the Company shall use commercially reasonable efforts, at the Purchaser’s sole expense, to provide, and shall cause its independent accountants to provide, the Purchaser with such information as the Purchaser may reasonably request (including Company Information and management representation letters required for any audit and accountants comfort letters required in connection with debt offerings) in connection with: (i) the completion of any private offering memorandums or other disclosure documents, (ii) the Purchaser’s efforts to cause the Company’s financial statements and the pro forma financial information described in clause (iii) to comply with Regulation S-X and (iii) the Purchaser’s preparation of pro forma financial information for purposes of its reports, or other filings (including the Form S-4, the Proxy Statement or any other registration statement, any amendments thereto, or any prospectus or prospectus supplement in connection therewith) in accordance with Securities Act or the Exchange Act; provided, however, that while it is a condition that the Company provide information that complies with the provisions of clause (ii) and (iii) above, the Purchaser agrees and acknowledges that compliance with Regulation S-X or preparation of such pro forma financial information shall not be a condition to its obligation to consummate the Closing.

(c) During the Pre-Closing Period, in the event the SEC has comments or questions on any of the Company’s financial information, the Company shall use commercially reasonable efforts to reasonably assist and cooperate, and shall cause its independent accountants to assist and cooperate, with the Purchaser, the Purchaser’s independent accountants and the SEC to resolve any such issues and questions regarding the Company Information and take such commercially reasonably actions with respect to such financial statements or information as are necessary for the Purchaser to satisfy its obligations under Regulation S-X.

(d) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to reasonably cooperate with the Purchaser’s reasonable requests in connection with the Purchaser’s compliance with applicable Laws with respect to the transactions hereunder, including: (i) providing access to its management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by the Purchaser of pro forma financial statements and addressing purchase accounting issues; (ii) allowing access to the Company’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers to the Purchaser or the Purchaser’s independent accountants), and discussing with the Company’s independent accountants appropriate consents to fulfill the Purchaser’s reporting requirements, including financial statements and the notes thereto; (iii) assisting Purchaser in preparation of materials for rating agency presentations, offering documents, offering circulars or private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the New Financing, (iv) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the New Financing, (v) assisting in the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to the Purchaser, (vi) providing authorization letters to the New Financing sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the New Financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, (vii) cooperating reasonably with Purchaser’s New Financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, and (viii) using its commercially reasonable efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Financing Commitment Letter to be paid off, discharged and terminated on the Closing Date; provided, that the Company shall not be required to take any action prior to the Closing in contravention of the terms of any Company Indebtedness and the effectiveness of any such documentation executed by the Company shall be subject to the consummation of the Closing.

(e) The parties agree and acknowledge that all actions taken by the Company pursuant to the terms of this Section 5.16 shall be at the sole cost and expense of the Purchaser and the Purchaser shall, promptly upon written request by the Company, reimburse the Company for all costs reasonably incurred by the Company in connection with the actions taken by the Company pursuant to the terms of this Section 5.16.

Section 5.17 NASDAQ Listing

The Purchaser shall promptly prepare and submit to NASDAQ, a listing application covering the shares of Purchaser Stock to be issued in the Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Purchaser Stock on the NASDAQ Global Select, subject to official notice of issuance to NASDAQ, and the Company shall cooperate with the Purchaser with respect to such listing.

Section 5.18 Rule 16b-3

Prior to the Effective Time, the Purchaser and the Company shall take such actions as may be necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities, or acquisitions of Purchaser Stock pursuant to the transactions contemplated by this Agreement) by any officer of director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

Section 5.19 Further Efforts.

(a) Prior to the Closing, the Purchaser agrees to negotiate in good faith with the Senior Executives the terms of employment agreements to be entered into with each of the Senior Executives in connection with the Closing, with such agreements to include terms and conditions consistent with employment agreements currently in place between the Purchaser and its senior executive officers.

(b) The Company agrees to use commercially reasonable efforts to cause, as soon as reasonably practicable after the date hereof, each (i) Company Shareholder and holder of Company Options to execute and deliver to the Purchaser a Non-Compete Agreement and (ii) Company Shareholder and holder of Company Options who is an Accredited Investor to execute and deliver to the Purchaser a joinder to the Investor Rights Agreement and documentation reasonably requested by the Purchaser evidencing that such Person is an Accredited Investor; provided, however, that the foregoing shall not apply to any Company Shareholder who is party to the Voting Agreement as of the date hereof.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Each Party

The respective obligation of each party to consummate the Closing shall be subject to the satisfaction (or waiver in writing by each party to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) each of the Company Shareholder Consent and the Purchaser Stockholder Approval shall have been obtained;

(b) all applicable waiting periods (or extensions thereof) under the HSR Act shall have expired or been terminated with respect to the Transactions;

(c) no Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Entity or Judicial Authority that prohibits or enjoins the consummation of the Transactions; and

(d) the shares of Purchaser Stock issuable to the Company Shareholders as contemplated by this Agreement shall have been approved for listing on the NASDAQ Global Select, subject to official notice of issuance.

Section 6.2 Conditions to Obligation of the Company

The obligation of the Company to consummate the Closing shall be subject to the satisfaction (or waiver in writing by the Company to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) each of the representations and warranties of the Purchaser and Merger Sub (i) contained in this Agreement (other than in Section 4.1), without giving effect to any qualification as to materiality or Purchaser Material Adverse Effect contained therein, shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that any such untruth or incorrectness would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect; and (ii) contained in Section 4.1 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

(b) each of the covenants and agreements contained in this Agreement to be performed by the Purchaser or Merger Sub at or before the Closing shall have been performed in all material respects by the Purchaser or Merger Sub, as applicable, at or before the Closing;

(c) since December 31, 2011, there shall not have occurred any Purchaser Material Adverse Effect;

(d) the Purchaser shall have made or caused to have been made each of the payments of Estimated Merger Consideration substantially simultaneously with the consummation of the Closing;

(e) the Purchaser shall have delivered to the Company a certificate of an executive officer of the Purchaser to the effect that each of the conditions specified above in Sections 6.2(a), 6.2(b) and 6.2(c) has been satisfied in all respects; and

(f) the Purchaser shall have made the Restricted Stock Unit Grants as described on Exhibit 6.2(f) attached hereto (as may be amended from time to time after the date hereof by mutual written agreement of the Purchaser and the Senior Executives), subject to the recipient thereof having executed and delivered to the Purchaser a Non-Compete Agreement.

Section 6.3 Conditions to Obligations of the Purchaser and Merger Sub

The obligations of the Purchaser and Merger Sub to consummate the Closing shall be subject to the satisfaction (or waiver in writing by the Purchaser), at or prior to the Closing, of each of the following conditions:

(a) each of the representations and warranties of the Company (i) contained in this Agreement (other than in Sections 3.1 and 3.2), without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein, shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that any such untruth or incorrectness would not, individually or in the aggregate, result in a Company Material Adverse Effect; (ii) contained in Section 3.1 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; and (iii) contained in Section 3.2 shall be true and correct (except for de minimis inaccuracies) as of the date hereof and shall be true and correct (except for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date;

(b) each of the covenants and agreements contained in this Agreement to be performed by the Company at or before the Closing shall have been performed in all material respects by the Company at or before the Closing;

(c) since December 31, 2011, there shall not have occurred any Company Material Adverse Effect;

(d) the Required Consents shall have been obtained;

(e) the New Financing has been funded in accordance with the terms of the Financing Commitment Letter;

(f) all loans payable to the Company from officers and directors of the Company shall have been repaid in full;

(g) the Company shall have delivered to the Purchaser satisfactory payoff letters evidencing that the Company Indebtedness shall have been, or will be, repaid in full and evidencing that all Liens (other than Permitted Liens) on the Company and any of its assets (as applicable) have been, or will be, released and discharged as of the Closing Date as contemplated by Section 2.6; and

(h) the Company shall have delivered to the Purchaser and Merger Sub a certificate of an executive officer of the Company to the effect that each of the conditions specified above in Sections 6.3(a), 6.3(b) and 6.3(c) has been satisfied in all respects.

ARTICLE VII

TERMINATION

Section 7.1 Termination

This Agreement may be terminated at any time prior to the Closing, whether before or after the Purchaser Stockholder Meeting:

(a) upon the written agreement of the Company and the Purchaser;

(b) by either the Company or the Purchaser if the Closing shall not have occurred on or before July 18, 2012 (or such other date to which the Company or the Purchaser may agree upon in writing) (the “End Date”) because one or more conditions to respective obligations of the Company or the Purchaser and Merger Sub to consummate the Closing set forth in Sections 6.1, 6.2 or 6.3, as applicable, has not been satisfied, or for any other reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to either party if such party’s willful breach of any of its obligations under this Agreement caused, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either the Company or the Purchaser if any Order permanently preventing the consummation of the Closing shall have been entered by any court of competent jurisdiction and shall have become a Final Order; provided, however, that neither party may terminate this Agreement pursuant to this Section 7.1(c) unless such party has used commercially reasonable efforts to prevent the entry of and to procure the removal, reversal, dissolution, setting aside or invalidation of such Order;

(d) by the Purchaser, either: (i) after the occurrence of a non-curable breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement that shall have rendered impossible the satisfaction of the conditions to Closing in Sections 6.3(a) or 6.3(b); or (ii) 30 days after receipt by the Company of notice from the Purchaser of the occurrence of a curable breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement that would result in the failure of the conditions of the Purchaser and Merger Sub to consummate the Closing set forth in Sections 6.3(a) or 6.3(b) to be satisfied if such breach has not been cured within such time period (or if the End Date is less than 30 days from such notice, if not cured by the End Date); provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(e) by the Company, either: (i) after the occurrence of a non-curable breach of any representation, warranty, covenant or agreement of the Purchaser or Merger Sub set forth in this Agreement that shall have rendered impossible the satisfaction of the conditions to Closing in Sections 6.2(a) or 6.2(b); or (ii) 30 days after receipt by the Purchaser of notice from the Company of the occurrence of a curable breach of any representation, warranty, covenant or agreement of the Purchaser or Merger Sub set forth in this Agreement that would result in the failure of the conditions to the Company’s obligation to consummate the Closing set forth in Sections 6.2(a) and 6.2(b) to be satisfied if such breach has not been cured within such time period (or if the End Date is less than 30 days from such notice, if not cured by the End Date); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if it is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(f) by either the Company or the Purchaser, if any condition to the terminating party’s obligation to consummate the Closing set forth in Sections 6.1, 6.2 or 6.3, respectively, shall have become incapable of satisfaction (other than as provided in Sections 7.1(c), (d) or (e)); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to either party if such party’s willful breach of any of its obligations under this Agreement caused such Closing condition to have become incapable of satisfaction.

Any termination made in accordance with Section 7.1(b), (c), (d), (e) or (f) shall be effective upon delivery of a notice of termination by the terminating party to the Purchaser or the Company (as applicable), which notice shall refer to the subsection of this Section 7.1 pursuant to which such termination is being made.

Section 7.2 Effect of Termination.

(a) Except as set forth in Section 7.2(b), if this Agreement is terminated pursuant to Section 7.1, all obligations of the parties hereunder shall terminate without any Liability of either party to the other party, except that any such termination of this Agreement shall not relieve: (a) any party of its liability to the other parties with respect to any fraud by such party or material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or the other Transaction Documents, in each case occurring prior to such termination; (b) the Purchaser and the Company of their respective obligations under the Confidentiality Agreement; or (c) the parties obligations under Section 5.8 and Article IX.

(b) The Purchaser agrees that if this Agreement shall be terminated (i) by the Purchaser or the Company pursuant to Section 7.1(b), (ii) by the Company pursuant to Section 7.1(e), or (iii) by the Purchaser pursuant to Section 7.1(f) arising from the failure of the Purchaser to satisfy the condition set forth in Section 6.3(e), under circumstances in which (A) all of the conditions set forth in Sections 6.1 and 6.3 (other than Section 6.3(e)) have been satisfied or are capable of being satisfied prior to the End Date and (B) upon request of the Purchaser, the Company has irrevocably confirmed to the Purchaser in writing that if the New Financing were funded then the Company would, assuming all conditions set forth in Section 6.2 are satisfied, take such actions that are within its control to cause the Closing to occur, then the Purchaser shall pay the Company the Reverse Termination Fee in immediately available funds within five Business Days after such termination.  “Reverse Termination Fee” means $21,000,000.  Notwithstanding anything to the contrary contained in this Agreement: (i) the Company’s right to receive the Reverse Termination Fee pursuant to this Section 7.2(b) shall be the Company’s sole and exclusive remedy against the Purchaser or any of its Affiliates, for any Loss suffered as a result of the failure of the Merger to be consummated in circumstances giving rise to the right to receive the Reverse Termination Fee; and (ii) upon payment of the Reverse Termination Fee pursuant to this Section 7.2(b), none of Purchaser or any of its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Merger.  The Purchaser acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements the Company would not enter into this Agreement.  If the Purchaser shall fail to pay the Reverse Termination Fee, when due, the Purchaser shall reimburse the Company for all costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2(b).

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Indemnification Obligations

The representations and warranties, and the covenants and agreements of the parties to be performed prior to the Closing Date, set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing until the 15 month anniversary of the Closing Date (the “Survival Date”) and shall thereafter be of no further force or effect; provided, however, that (a) with respect to any Losses resulting from the breach of any representations or warranties contained in Section 3.8 (Taxes), the Survival Date shall be the date of the expiration of the applicable statute of limitations and (b) with respect to any Losses resulting from the breach of any representations or warranties contained in Section 3.1 (Existence; Good Standing; Authority; Enforceability), Section 3.2 (Capitalization; Subsidiaries), Section 3.18 (Brokers) and Section 4.1 (Existence; Good Standing; Authority; Enforceability), the Survival Date shall be indefinite.  Notwithstanding the foregoing, (i) any covenants of any party which by their terms are to be performed or observed on or following the Closing shall survive the Closing until fully performed in accordance with their terms and (ii) in the event of fraud, intentional misrepresentation or willful or criminal misconduct in connection with a representation or warranty, such representation or warranty (and the associated right of indemnity) shall continue without limitation in relation to claims based on such fraud, intentional misrepresentation or willful or criminal misconduct.  Except as expressly provided in the immediately preceding sentence, (A) any claim for indemnification made hereunder before the Survival Date of such claim will not terminate before final determination and satisfaction of such claim, and (B) no claim for indemnification hereunder may be made after the expiration of the applicable Survival Date.

Section 8.2 Indemnification Obligations.

(a) Subject to the other provisions of this Article VIII, from and after the Closing, each Company Shareholder shall, severally and not jointly, indemnify and hold harmless the Purchaser and each of its Affiliates (which, following the Closing, shall include the Company) and its and their respective directors, officers, employees, stockholders, agents, representatives, successors and permitted assigns (each, a “Purchaser Indemnified Party”) for its respective Pro Rata Share of any Losses resulting from or arising out of:

(i) any breach by the Company of any representation or warranty contained in Article III or any certificate delivered by or on behalf of the Company hereunder at or prior to Closing;

(ii) any breach of any covenant or agreement of the Company contained in this Agreement; or

(iii) any Indemnified Taxes.

(b) Subject to the other provisions of this Article VIII, from and after the Closing, the Purchaser shall indemnify and hold harmless the Company Shareholders and each of their respective Affiliates and their respective directors, officers, employees, stockholders, agents, representatives, successors and permitted assigns (each, a “Company Shareholder Indemnified Party”) for any Losses resulting from or arising out of:

(i) any breach by the Purchaser of any representation or warranty contained in Article IV or any certificate delivered by or on behalf of the Purchaser hereunder at or prior to Closing; or

(ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement.

Section 8.3 Limitations on Indemnification Amounts.

(a) Notwithstanding anything to the contrary in this Article VIII, in no event shall the Company Shareholders (i) be required to provide indemnification pursuant to Section 8.2(a)(i) unless and until the Purchaser Indemnified Parties shall have incurred aggregate Losses of at least $3,000,000 (the “Company Shareholder Indemnity Threshold Amount”), after which point the Company Shareholders shall be required to provide indemnification with respect to all indemnifiable Losses in excess of the Company Shareholder Indemnity Threshold Amount, or (ii) collectively be required to provide indemnification under this Article VIII for aggregate indemnifiable Losses under this Article VIII in excess of $25,000,000 (the “Overall Company Shareholder Indemnity Cap”); provided, however, that (A) the Company Shareholder Indemnity Threshold Amount shall not apply to any Losses resulting from breaches of any representations or warranties contained in Section 3.1 (Existence; Good Standing; Authority; Enforceability), Section 3.2 (Capitalization; Subsidiaries), Sections 3.8(l), (m), (n) and (o) (Taxes) and Section 3.18 (Brokers) and (B) neither the Company Shareholder Indemnity Threshold Amount nor the Overall Company Shareholder Indemnity Cap shall apply to any Losses in the event of fraud, intentional misrepresentation or willful or criminal misconduct of the Company.

(b) In no event shall any Company Shareholder be required to provide indemnification under this Article VIII for any amount exceeding such Company Shareholder’s Pro Rata Share of the Overall Company Shareholder Indemnity Cap.

(c) Notwithstanding anything to the contrary in this Article VIII, in no event shall the Purchaser be required to provide indemnification (i) pursuant to Section 8.2(b)(i) unless and until the Seller Indemnified Parties shall have incurred aggregate Losses of at least $3,000,000 (the “Purchaser Indemnity Threshold Amount”), after which point the Purchaser shall be required to provide indemnification with respect to all indemnifiable Losses in excess of the Purchaser Indemnity Threshold Amount, or (ii) under this Article VIII for aggregate indemnifiable Losses under this Article VIII in excess of $25,000,000 (the “Overall Purchaser Indemnity Cap”); provided, however, that (A) the Purchaser Indemnity Threshold Amount shall not apply to any Losses resulting from breaches of any representations or warranties contained in Section 4.1 (Existence; Good Standing; Authority; Enforceability) and (B) neither the Purchaser Indemnity Threshold Amount nor the Overall Purchaser Indemnity Cap shall apply to any Losses in the event of fraud, intentional misrepresentation or willful or criminal misconduct of the Purchaser.

(d) Notwithstanding anything to the contrary in this Agreement or otherwise, the parties agree and acknowledge that, prior to the Escrow Period Expiration Date, the contents of the Escrow Account shall be the sole and exclusive remedy and source of satisfaction of any amount(s) determined pursuant to this Article VIII to be due to any Purchaser Indemnified Party under this Article VIII.

Section 8.4 Indemnification Claim Procedure.

(a) Promptly after becoming aware of the existence of any potential matter that a party hereto, acting in good faith, reasonably believes will entitle such party (the “Indemnified Party”) to indemnification from another party hereto (the “Indemnifying Party”), under this Article VIII, the Indemnified Party shall promptly provide to the Indemnifying Party notice describing the matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation and the Losses resulting therefrom (an “Indemnity Claim Notice”); provided, however, that the Shareholder Representative shall be deemed to be the Indemnified Party or the Indemnifying Party, as applicable, for purposes of sending or receiving Indemnity Claim Notices or Indemnity Claim Responses on behalf of the Company Shareholders or the Company Shareholder Indemnified Parties, as the case may be, and otherwise taking actions pursuant to this Section 8.4 and Section 8.5.  To the extent that any such matter relates to a Claim or Proceeding by any Person other than an Indemnified Party, such Claim or Proceeding is referred to herein as a “Third Party Claim”, which is governed by Section 8.5.  No delay on the part of the Indemnified Party in giving the Indemnifying Party an Indemnity Claim Notice shall limit or reduce the Indemnified Party’s right to indemnification hereunder, nor relieve the Indemnifying Party from any of its obligations under this Article VIII, unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b) For claims for indemnification under this Article VIII other than those relating to Third Party Claims, the Indemnifying Party shall have 20 Business Days after its receipt of the Indemnity Claim Notice to respond to the claim(s) described therein (an “Indemnity Claim Response”), which shall set forth, in reasonable detail, the Indemnifying Party’s objection(s) to the claim(s) and its bases for such objection(s).  If the Indemnifying Party fails to provide an Indemnity Claim Response with such time period, the Indemnifying Party will be deemed to have conceded the claim(s) set forth in the Indemnity Claim Notice.  If the Indemnifying Party provides an Indemnity Claim Response within such time period, the Indemnified Party and the Indemnifying Party shall negotiate the resolution of the claim(s) for a period of not fewer than 20 Business Days after the Indemnity Claim Response is provided.  If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnified Party shall be entitled to pursue any legal remedies available to the Indemnified Party against the Indemnifying Party with respect solely to the unresolved claim(s), subject to the limitations set forth in Section 8.3 and the other provisions of this Article VIII, as applicable.

Section 8.5 Third Party Claims.

(a) The Indemnifying Party shall have the right to assume and pursue the defense of any Third Party Claim involving solely monetary damages (if (A) such Third Party Claim does not, and would not reasonably be expected to, result in criminal liability of, or equitable remedies against, the Indemnified Party and (B) in the reasonable judgment of the Indemnified Party the aggregate amount of the potential obligations of the Indemnified Party regarding such Third Party Claim does not exceed twice the amount of the remaining portion of the Overall Company Shareholder Indemnity Cap or Overall Purchaser Indemnity Cap, as applicable), at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party, upon notification thereof to the Indemnified Party within ten Business Days after the Indemnity Claim Notice has been delivered to the Indemnifying Party; provided, however, that if the Indemnifying Party’s assumption of the defense of any Third Party Claim would (as described in a written opinion of counsel to the Indemnified Party or the Indemnifying Party) result in a conflict of interest arising out of the joint representation by counsel selected by the Indemnifying Party of the interests of both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be entitled to engage separate counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party (at the Indemnifying Party’s sole cost and expense) and, if the Indemnifying Party fails to do so during the ten Business Day period referred to above, the Indemnifying Party shall not be entitled to assume the Indemnified Party’s defense of such Third Party Claim.  It is agreed and understood that the Indemnifying Party’s election to assume the defense of any Third Party Claim shall not constitute an admission that any Losses resulting therefrom are indemnifiable Losses under this Article VIII or in any way prejudice or limit the Indemnifying Party’s ability to dispute any determination of whether or not any such Losses are indemnifiable Losses under this Article VIII.  If: (i) the Indemnified Party does not receive notification from the Indemnifying Party of its assumption of the defense of a Third Party Claim within the ten Business Day time period referred to above; (ii) the Indemnifying Party is not entitled to assume the defense of a Third Party Claim as described above in this Section 8.5; or (iii) at any time after the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party fails to perform or unreasonably delays in performing its obligations to assume or pursue the defense of such Thirty Party Claim, the Indemnified Party shall fully assume, commence and pursue its defense of such Third Party Claim on a timely and prudent basis and thereafter promptly inform the Indemnifying Party of all material developments related thereto and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred.

(b) If the Indemnifying Party assumes the defense of a Third Party Claim, it shall thereafter promptly inform the Indemnified Party of all material developments related thereto.  With respect to any Third Party Claim for which the Indemnifying Party has assumed the defense, the Indemnified Party shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense of such Third Party Claim through legal counsel reasonably selected by it, but shall not assert or pursue, directly or through its counsel, any contrary or inconsistent defenses without the prior written consent of the Indemnifying Party.  As long as the Indemnifying Party is performing its obligations under this Section 8.5, the Indemnified Party shall, and shall cause its Affiliates to, during normal business hours, upon reasonable notice, at the cost and expense of the Indemnifying Party, cooperate in all reasonable ways with, make its and their relevant files and records reasonably available for inspection and copying by, make its and their employees reasonably available to, and otherwise render reasonable assistance to, the Indemnifying Party.

(c) If the Indemnifying Party (having assumed the defense of a Third Party Claim) or the Indemnified Party (having proceeded with its own defense of a Third Party Claim in accordance with this Section 8.5) proposes to settle or compromise such Thirty Party Claim, the Indemnifying Party or the Indemnified Party (as applicable) shall provide notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnified Party or the Indemnifying Party (as applicable), which shall be provided a reasonable time prior to the proposed time for effecting such settlement or compromise, and may not effect any such settlement or compromise without the prior consent of the Indemnified Party or the Indemnifying Party (as applicable); provided, however, that the Indemnifying Party shall be entitled to settle or compromise any Third Party Claim after having provided such notice to the Indemnified Party but without the consent of the Indemnified Party if: (i) such settlement or compromise does not include any admission of liability by the Indemnified Party or its Affiliates; (ii) such settlement or compromise provides for the full and unconditional release of the Indemnified Party and its Affiliates from any and all Liability in respect of such Third Party Claim; (iii) any monetary obligations of the Indemnified Party or its Affiliates to the applicable Third Party with respect to such settlement or compromise are paid in full by the Indemnifying Party; and (iv) such settlement or compromise does not include any equitable remedies restricting future actions by the Indemnified Party or its Affiliates.

Section 8.6 Payment of Amounts Due for Indemnification.

(a) Within five Business Days after it is determined pursuant to this Article VIII that any amount is due to any Purchaser Indemnified Party in respect of Losses specified in Indemnity Claim Notices delivered by the Purchaser to the Shareholder Representative on or prior to the Escrow Period Expiration Date, a portion of the Escrowed Shares that is the lesser of: (i) such amount; or (ii) the amount of the Escrowed Shares then remaining in the Escrow Account, shall be released from the Escrow Account to the Purchaser, consisting of the transfer of Escrowed Shares (valued at the Purchaser Stock Price), rounded to the nearest number of whole Escrowed Shares, by delivery to the Purchaser of a stock certificate evidencing such Escrowed Shares, accompanied by a stock power executed in blank.  Each Company Shareholder shall have a right of contribution from the applicable other Company Shareholder(s) to the extent that any Escrowed Shares from the Escrow Account in excess of such Company Shareholder’s Pro Rata Share of the Escrowed Shares in the Escrow Account are released to the Purchaser in connection with any Purchaser Indemnified Party claim under Section 8.2.

(b) Within five Business Days after it is determined pursuant to this Article VIII that any amount is due to any Purchaser Indemnified Party in respect of Losses specified in Indemnity Claim Notices delivered by the Purchaser to the Shareholder Representative after the Escrow Period Expiration Date, the Shareholder Representative shall effect payment of such amount by wire transfer of immediately available funds to an account designated by the Purchaser.

(c) Within five Business Days after it is determined pursuant to this Article VIII that any amount is due to any Company Shareholder Indemnified Party, Purchaser shall effect payment of such amount by wire transfer of immediately available funds to an account designated by the Shareholder Representative.

Section 8.7 Recoveries from Third Parties

The indemnification amount to which an Indemnified Party may become entitled under this Article VIII shall be net of any actual recovery received by the Indemnified Party from a third party with respect to the facts giving rise to the Claim less any costs reasonably incurred by the Indemnified Party in connection with obtaining such recovery in respect of such Claim.

Section 8.8 Tax Treatment of Indemnification Payments

Any indemnification payments made pursuant to this Article VIII shall be treated for all Tax purposes as adjustments to the Merger Consideration, unless otherwise required by applicable Law.

Section 8.9 No Contribution

No Company Shareholder shall have, and no Company Shareholder shall exercise or assert (or attempt to exercise or assert), any right of contribution or right of indemnity against the Surviving Corporation, in connection with any indemnification obligation to a Purchaser Indemnified Party to which such Company Shareholder may become subject under or in connection with this Agreement.  From and after the Effective Time, the Company Shareholders, hereby irrevocably waive and release the Surviving Corporation from any such right of contribution or right of indemnity from or against the Surviving Corporation with respect to indemnification payments to Purchaser Indemnified Parties pursuant to this Agreement.

Section 8.10 Indemnification Sole Remedy

Except for: (a) the ability of the parties to obtain equitable remedies in accordance with Section 9.13 (Remedies) in connection with any breach or threatened breach of any of the covenants and agreements of the parties set forth herein; and (b) with respect to any claim related to fraud, intentional misrepresentation or willful or criminal misconduct by the Company, any Company Shareholder, the Shareholder Representative or the Purchaser in connection with the Transactions from and after the Closing, (i) the indemnification rights provided pursuant to this Article VIII shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of any representations and warranties, covenants and agreements contained in this Agreement; and (ii) each party hereby irrevocably waives any right to any remedy relating to any such breach other than the indemnification rights provided pursuant to this Article VIII (whether by contract, common law, statute, regulation or otherwise).

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Shareholder Representative.

(a) Pursuant to the Shareholder Representative agreement, in the form attached hereto as Exhibit 9.1(a) (the “Shareholder Representative Agreement”), the Shareholder Representative shall be named as the agent and representative of all of the Company Shareholders, including without limitation, for purposes of receiving on their behalf all notices under this Agreement, the Escrow Agreement and the Paying Agent Agreement, issuing on their behalf such notices under this Agreement, the Escrow Agreement and the Paying Agent Agreement, in each case as the Shareholder Representative shall determine in its sole discretion to issue, and performing such other administrative and other functions under this Agreement, the Escrow Agreement and the Paying Agent Agreement, in each case as may become necessary or desirable.

(b) The Shareholder Representative shall have full power and authority to act for and on behalf of the Company Shareholders and their respective heirs, successors and assigns in regard to their rights and obligations under this Agreement, the Escrow Agreement and the Paying Agent Agreement.  Without limiting the generality of the foregoing, the Shareholder Representative is authorized on behalf of the Company Shareholders to: (i) administer the Post-Closing NWC Adjustment process under Section 2.11; (ii) resolve all claims for indemnification under Article VIII of this Agreement, the Escrow Agreement and the Paying Agent Agreement; (iii) retain counsel of its choosing, experts and other professionals as may be necessary or desirable to assist in any such matters; and (iv) give such notices to the Escrow Agent under the Escrow Agreement or to the Paying Agent under the Paying Agent Agreement, in each case as the Shareholder Representative, in its sole and absolute discretion, may determine to be necessary or appropriate.  The Shareholder Representative shall have no right to act as agent for service of process for any one of the Company Shareholders, except that any notice delivered to the Shareholder Representative from the Purchaser or the Escrow Agent with respect to the Escrow Agreement, or from the Paying Agent with respect to Paying Agent Agreement, shall be deemed notice to all Company Shareholders with respect thereto and any notice delivered to the Shareholder Representative with respect to any claim under Article VIII and any other matter under this Agreement after the Closing shall be deemed notice to all Company Shareholders with respect thereto.

(c) The Purchaser shall be named as a third party beneficiary in the Shareholder Representative Agreement.  Neither the removal of a then acting Shareholder Representative nor such appointment of a successor Shareholder Representative shall be effective until notice of such act has been provided to the Purchaser and the delivery to the Purchaser and Escrow Agent of executed counterparts of a writing signed by sufficient number of Company Shareholders necessary to authorize such removal and appointment, together with an acknowledgment signed by the successor Shareholder Representative appointed in such writing that it, he or she accepts the responsibility of successor Shareholder Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Shareholder Representative, with a copy of such acknowledgement being promptly provided to the Purchaser.  Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term “Shareholder Representative” as used herein, in the Escrow Agreement and the Paying Agent Agreement shall be deemed to include any interim or successor Shareholder Representative.

(d) The Purchaser will at all times without any further act or inquiry have the right to rely on any act, decision, consent or instruction of, or instrument or other writing executed by, the Shareholder Representative as the final and binding act of all of the Company Shareholders, and by approval of the Merger the Company Shareholders waive any claim arising out of, or right to object to, any action so taken by the Purchaser or any of its Representatives or Affiliates.  It is understood and agreed by each of the parties hereto that nothing in this Agreement shall be construed or deemed to expand or create any right on the part of a Company Shareholder, with respect to the Purchaser or any of its Affiliates, or any obligation on the part of the Purchaser, or any of its Affiliates, to any Company Shareholder not otherwise expressly set forth in clear and unambiguous terms in this Agreement (to the extent that there may be any such provisions herein).

(e) Notwithstanding the foregoing provisions of this Section 9.1, the Shareholder Representative shall not have any power or authority to act for or on behalf of any Company Shareholder or its heirs, successors or assigns, with respect to any claim that a Company Shareholder, in its capacity as such, committed fraud (each, an “Individual Shareholder Claim”).  The Shareholder Representative shall have no right to act as agent for service of process for any Company Shareholder with respect to an Individual Stockholder Claim.

Section 9.2 Notices.

All notices, consents, waivers, agreements and other communications provided for in this Agreement shall be provided or made in writing and shall be provided: (w) by personal delivery, (x) by nationally-recognized overnight courier service, (y) by facsimile/telecopy or (z) by registered or certified first class U.S. mail, return receipt requested, postage prepaid, and shall be addressed as follows:

(a)	if to the Company, to:

Apex Systems, Inc.
4400 Cox Road, Suite 200
Glen Allen, Virginia 23060
Telephone: (804) 237-8333
Telecopy: (804) 523-8265
Email: bomohundro@apexsystemsinc.com
Attn: Buddy Omohundro, Senior Vice President & General Counsel

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Telephone:  (804) 697-1306
Telecopy:  (804) 697-5157
Email:  tom.grant@troutmansanders.com
Attn:           Thomas A. Grant, Esq.

(b)	If to the Shareholder Representative, to:

Jeffrey E. Veatch
c/o Apex Systems, Inc.
211 North Union Street, Suite 220
Alexandria, Virginia 22314
Telephone: (703) 535-5709
Telecopy: (703) 647-8901
Email: JeffVeatch@apexsystemsinc.com

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Telephone:  (804) 697-1306
Telecopy:  (804) 697-5157
Email:  tom.grant@troutmansanders.com
Attn:           Thomas A. Grant, Esq.

(c)	if to the Purchaser or Merger Sub, to:

On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, California 91301
Telecopy: (818) 880-0056
Attn: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Telephone:  (213) 891-7421
Telecopy:  (213) 891-8763
Email:  steven.stokdyk@lw.com
Attn:           Steven B. Stokdyk

A party may designate a new address to which communications shall thereafter be transmitted by providing written notice to that effect to the other parties.  Each communication transmitted in the manner described in this Section 9.2 shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been: (i) delivered to the addressee as indicated by the return receipt (if transmitted by U.S. mail, as provided above) or the affidavit or receipt of the messenger (if transmitted by personal delivery or overnight courier service, as provided above); or (ii) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason.

Section 9.3 Fees and Expenses.

Except as otherwise expressly provided in this Agreement, each party shall pay any and all expenses, fees and costs (including legal, accounting and consulting expenses, fees and costs) incurred by it in connection with this Agreement, the other Transaction Documents and the Transactions.

Section 9.4 Counterparts

This Agreement may be executed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument, respectively.  This Agreement and shall become effective and be deemed to have been executed and delivered by the parties at such time as counterparts hereto shall have been executed and delivered by all of the parties, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile or other electronic transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.5 Waivers

No purported waiver of any provision of this Agreement shall be binding upon any of the parties to this Agreement unless: (a) with respect to waivers by the Company on or prior to the Closing, the Company has duly executed and delivered to the Purchaser a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived by the Company; (b) with respect to waivers by the Shareholder Representative has duly executed and delivered to the Purchaser a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived by the Company; (c) with respect to waivers by the Purchaser or Merger Sub on or prior to the Closing, the Purchaser has duly executed and delivered to the Company a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived by the Purchaser or Merger Sub; or (d) with respect to waivers by the Purchaser or Merger Sub after to the Closing, the Purchaser has duly executed and delivered to the Shareholder Representative a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived by the Purchaser or Merger Sub. Any such waiver shall be effective only to the extent specifically set forth in such written instrument.  Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter.  No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

Section 9.6 Amendments

No purported amendment to any provision of this Agreement shall be binding upon the parties unless: (a) with respect to amendments effected on or prior to the Closing, the Purchaser and the Company have each duly executed and delivered to each other party a written instrument which states that it constitutes an amendment to this Agreement and specifies the provision(s) that are being amended; and (b) with respect to amendments effected after the Closing, the Purchaser and the Shareholder Representative have each duly executed and delivered to each other a written instrument which states that it constitutes an amendment to this Agreement and specifies the provision(s) that are being amended.

Section 9.7 Entire Agreement

This Agreement, together with the Exhibits, the Company Disclosure Schedule, the Purchaser Disclosure Schedule, the Confidentiality Agreement and the other Transaction Documents, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof, including any letter of intent or memorandum of terms entered into by any of the parties.

Section 9.8 Severability

If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided.  Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

Section 9.9 Governing Law.

(a) EXCEPT AS PROVIDED IN SECTION 9.9(b), THIS AGREEMENT AND THE TRANSACTIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE COMMONWEALTH OF VIRGINIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF VIRGINIA.

(b) NEW YORK LAW, WITHOUT REGARD TO ANY JURISDICTION’S CONFLICT-OF-LAWS PRINCIPLES, EXCLUSIVELY GOVERNS ALL MATTERS ARISING FROM OR RELATING TO SECTION 9.13(b).

Section 9.10 Consent to Jurisdiction.

(a) EXCEPT AS PROVIDED IN SECTION 9.10(b), EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS SHALL BE COMMENCED AND PROSECUTED IN ANY FEDERAL OR STATE COURT LOCATED IN THE CITY OF ALEXANDRIA IN THE COMMONWEALTH OF VIRGINIA, OR, IN THE CASE OF A PROCEEDING ARISING OUT OF OR RELATING TO A THIRD PARTY CLAIM WHICH IS OR MAY BE SUBJECT TO INDEMNIFICATION HEREUNDER, IN THE COURT WHERE SUCH THIRD PARTY CLAIM IS BROUGHT, AND EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE, INCLUDING ON THE BASIS OF SUCH VENUE BEING AN INCONVENIENT FORUM.  EACH PARTY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE CITY OF ALEXANDRIA IN THE COMMONWEALTH OF VIRGINIA IN RESPECT OF ANY SUCH PROCEEDING OR, WITH RESPECT TO A THIRD PARTY CLAIM, IN THE FORUM IN WHICH SUCH THIRD PARTY CLAIM WAS BROUGHT.  EACH PARTY CONSENTS TO SERVICE OF PROCESS UPON IT WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY PROCEEDING AGAINST ANY NON-RECOURSE FINANCING PARTY RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE NEW FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATING THERETO, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) AGREES NOT TO COMMENCE ANY SUCH PROCEEDING EXCEPT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH PROCEEDING MAY NOT BE BROUGHT IN SUCH COURT FOR REASONS OF SUBJECT MATTER JURISDICTION, IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY AND (II) WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY SUCH COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 9.11 Waiver of Punitive and Other Damages and Jury Trial.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING BUT NOT LIMITED TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THE NEW FINANCING.

(b) EXCEPT FOR INDEMNIFICATION FOR ANY SUCH DAMAGES AS ARE INCURRED BY A PARTY AND ACTUALLY PAID TO A THIRD PARTY, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES IN ANY PROCEEDING ARISING OUT OF OR RESULTING TO THIS AGREEMENT OR THE TRANSACTIONS.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, SEEK TO ENFORCE THE WAIVER SET FORTH IN SECTION 9.11(a); (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Assignment

Neither this Agreement nor any of the Purchaser’s or Merger Sub’s rights or obligations hereunder may be assigned or delegated, in whole or in part, by such party without the prior written consent of: (a) with respect to any such assignment or delegation occurring on or prior to the Closing, the Company; and (b) with respect to any such assignment or delegation occurring after the Closing, the Shareholder Representative; provided, however, that the Purchaser or Merger Sub shall be permitted to assign or delegate any or all of its rights, interests and obligations hereunder to the Purchaser or to one or more direct or indirect wholly-owned Subsidiaries of the Purchaser, provided that the Purchaser shall remain secondarily liable hereunder in the event of any such assignment.  Neither this Agreement nor any of the Company’s rights or obligations hereunder may be assigned or delegated, in whole or in part, by the Company without the prior written consent of the Purchaser.  Any purported assignment or delegation in violation of the preceding sentences of this Section 9.12 will be null and void.  Subject to the preceding sentences of this Section 9.12, this Agreement will be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 9.13 Remedies.

(a) Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law.  A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party

(b) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its shareholders, partners, members, Affiliates, directors, officers, employees, controlling persons or agents shall have any rights or claims against any Non-Recourse Financing Party in connection with this Agreement, the New Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise.  In addition, in no event shall any Non-Recourse Financing Party have any liability or obligation to the Company or any of its shareholders, partners, members, Affiliates, directors, officers, employees, controlling persons or agents relating to or arising out of this Agreement, the New Financing or the transactions contemplated hereby or thereby.

Section 9.14 Third Party Beneficiaries.

(a) Except as provided in Section 9.14(b), nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.

(b) Each Non-Recourse Financing Party is an intended third party beneficiary of and is entitled to enforce the provisions of Sections 9.9(b), 9.10(b), 9.11, 9.13 and 9.14(b).

Section 9.15 Further Assurances

At any time and from time to time after the Closing, each of the parties, at its own cost and expense, in good faith and in a timely manner, shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Agreement and to give effect to the consummation of the Transactions.

Section 9.16 Interpretation

The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.  Unless otherwise expressly specified in this Agreement:

(a) the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision;

(b) the words “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”;

(c) the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(d) references in this Agreement to a “party” means the Purchaser, Merger Sub, the Company or the Shareholder Representative and to the “parties” means the Purchaser, Merger Sub, the Company and the Shareholder Representative;

(e) words using the singular or plural number shall also include the plural or singular number, respectively;

(f) the section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement;

(g) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word;

(h) references to a Person shall include the successors and permitted assigns thereof; and

(i) references made in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement.

[remainder of page intentionally left blank; signature page(s) follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

THE COMPANY:

APEX SYSTEMS, INC.

By:	/s/ Brian J. Callaghan
Brian J. Callaghan
Co-Chief Executive Officer and Secretary

THE PURCHASER:

ON ASSIGNMENT, INC.

By:	/s/ Peter T. Dameris
Peter T. Dameris
Chief Executive Officer and President

MERGER SUB:

OA ACQUISITION CORP.

By:	/s/ Peter T. Dameris
Peter T. Dameris
Chief Executive Officer

SHAREHOLDER REPRESENTATIVE:

By:	/s/ Jeffrey E. Veatch
Jeffrey E. Veatch

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